EXHIBIT 4.6

Execution Version

PURCHASE AND SALE AGREEMENT

by and among

Sharp Corporation,

Sharp US Holding Inc.,

Canadian Solar Energy Acquisition Co.

and

Canadian Solar Inc.

Dated as of February 3, 2015

i

(continued)

(continued)

(continued)

EXHIBITS

Exhibit A	Form of General Release
Exhibit B	Form of Assignment Agreement
Exhibit C	Interim Period Monthly Report

SCHEDULES

Schedule 1.01(a)	Pro Forma Closing Date Net Asset Adjustment
Schedule 1.01(b)	Near Term Projects
Schedule 1.01(c)	Permitted Liens — Other
Schedule 1.01(d)	Project Sales
Schedule 1.01(e)	Projects
Schedule 1.01(f)	Pre-Approved Expenditures
Schedule 1.01(g)	Debt Obligations
Schedule 1.01(h)	Effective Date CIP Amount
Schedule 1.01(i)	Tier 1 Suppliers
Schedule 3.03	Company’s Approvals
Schedule 3.04(a)	Subsidiaries
Schedule 3.04(b)	Outstanding Obligations
Schedule 3.04(d)	Officers, Directors and Managers
Schedule 3.06	Liabilities
Schedule 3.07	Absence of Certain Changes
Schedule 3.08	Legal Proceedings
Schedule 3.10(a)	Contracts
Schedule 3.10(b)	Contracts — Not Posted
Schedule 3.10(j)	Change in Control Payments
Schedule 3.11	Taxes
Schedule 3.11(a)(ii)	Taxes — Withholdings
Schedule 3.11(a)(ix)	Tax Classifications
Schedule 3.11(a)(x)	Taxes — Cash Grant
Schedule 3.11(a)(xv)	Permanent Establishments
Schedule 3.12(a)	Employee Matters
Schedule 3.12(b)	Employee Benefit Plans
Schedule 3.12(i)	Employee Benefit Plans — Effect of Transaction
Schedule 3.12(m)(i)	Employee Positions
Schedule 3.12(m)(ii)	Employee Positions — Departures
Schedule 3.13	Insurance
Schedule 3.14	Environmental Matters
Schedule 3.15	Intellectual Property
Schedule 3.16(a)	Owned Real Property
Schedule 3.16(b)	Leased Real Property
Schedule 3.16(c)	Mineral Rights & Site Status
Schedule 3.16(f)	Near-Term Project Property
Schedule 3.17	Condemnation
Schedule 3.18	Related Party Transactions
Schedule 3.20	Governmental Approvals

v

Schedule 3.21	Debt Obligations
Schedule 3.22	Project Interconnection
Schedule 3.24	Bank Accounts
Schedule 3.25	Foreign Corrupt Practices Act
Schedule 3.26	Hedging
Schedule 3.28	Environmental Attributes
Schedule 4.03	Seller Parent and Seller’s Approvals
Schedule 5.03	Buyer’s Approvals
Schedule 6.02(a)	Permitted Actions
Schedule 6.04(a)	Terminated Company Employee Benefit Plans
Schedule 6.08	Support Obligations
Schedule 6.09	Director and Officer Indemnification Agreements
Schedule 6.10	Key Employees
Schedule 6.10(c)	Non-Compete
Schedule 7.06	Resignations

PURCHASE AND SALE AGREEMENT

This PURCHASE AND SALE AGREEMENT is made as of February 3, 2015 (this “Agreement”), by and among Canadian Solar Energy Acquisition Co., a Delaware corporation (“Buyer”), and Sharp Corporation, a Japanese corporation (“Seller Parent”) and the sole stockholder of Sharp US Holding Inc., a Delaware corporation (“Seller”), which is the sole member of Recurrent Energy, LLC, a Delaware limited liability company (the “Company”) and Canadian Solar Inc., a Canadian corporation (“CSI”), solely for purposes of Section 12.19 and the other provisions in Article XII to extent related thereto.  Buyer, Seller, and Seller Parent are each referred to herein as a “Party” or, collectively, as the “Parties.”

RECITALS

WHEREAS, Seller Parent is the sole stockholder of Seller, which owns one hundred percent (100%) of the outstanding Equity Securities in the Company (the “Company Interests”).

WHEREAS, Seller desires to sell, assign, transfer, convey and deliver to Buyer, free and clear of all Liens other than Permitted Encumbrances, all of its right, title and interest in and to the Company Interests, and Buyer desires to purchase from Seller such right, title and interest, on the terms and subject to the conditions set forth in this Agreement.

NOW, THEREFORE, in consideration of the premises and the mutual representations, warranties, covenants and agreements in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereby agree as follows:

ARTICLE I.
DEFINITIONS

1.01.                     Definitions.  As used in this Agreement, the following defined terms have the meanings indicated below:

“409A Plan” has the meaning given to that term in Section 3.12(g).

“Acquisition Proposal” means any proposal or offer for a merger or consolidation involving the Company or any Company Subsidiary or any proposal or offer to acquire in any manner the business or Assets of the Company or any of the Company Subsidiaries (excluding excess spare equipment in the ordinary course of business and the sale of the Company Subsidiary that owns the real estate for the Company’s Tranquility project (on terms consistent with document 2.17.2.5.3 in the Data Room) and the Breen 2 land (provided that the purchase price is Two Hundred and Fifty Thousand U. S. Dollars ($250,000.00), plus or minus twenty percent (20%)), other than the transactions contemplated by this Agreement.

“Action” means any litigation, claim, arbitration, audit, hearing, suit, investigation or proceeding (whether civil, criminal, administrative, investigative, or informal) commenced, brought, conducted, or heard by or before, or otherwise involving, any Governmental Authority or arbitrator or any other Person.

“Adjustment Amount” has the meaning given to that term in Section 2.04(b).

“Adjustment Statement” has the meaning given to that term in Section 2.04(b).

“Affiliate” means any Person that directly, or indirectly through one or more intermediaries, controls, is controlled by or is under common control with the Person specified. For purposes of this definition, “control” of a Person means the power to direct or cause the direction of the management and policies of such Person whether through the ownership of voting securities or ownership interests, by Contract or otherwise.

“Agreement” has the meaning given to that term in the preamble to this Agreement, as the same may be amended from time to time.

“AJCA” has the meaning given to that term in Section 3.12(g).

“Applicable Laws” means all applicable laws, statutes, rules, regulations, treaties, orders, protocols, judgments, common law, decrees, directives, writs, ordinances and other pronouncements having the effect of law of the United States, any non-U.S. country or any state, county, city, province, territory or other political subdivision thereof or of any Governmental Authority.

“Assets” means, with respect to any Person, all right, title and interest of such Person in and to assets and rights of any kind, whether tangible or intangible, real or personal, including land and properties (or interests therein, including rights of way, leaseholds and easements), buildings, equipment, machinery, improvements, fixtures, Contracts, Environmental Attributes, solar data, reports, plans (including design and engineering plans) and studies (including those related to interconnection, environmental, cultural, resource and market matters), Governmental Approvals, intellectual property, inventory, books and records, proprietary rights, return and other rights under or pursuant to all warranties, representations and guarantees, cash, accounts receivable, deposits and prepaid expenses.

“Assignment Agreement” means an Assignment and Assumption Agreement, in the form attached hereto as Exhibit B, pursuant to which the Company Interests will be transferred from Seller to Buyer.

“Audited Financial Statements” has the meaning given to that term in Section 3.05.

“Balance Sheet” has the meaning given to that term in Section 3.05.

“Base Purchase Price” has the meaning given to that term in Section 2.03.

“Benefits Continuation Period” has the meaning given to that term in Section 6.04(c).

“Books and Records” means to the extent related the Company or the Projects and in Seller Parent’s, Seller’s or the Company’s possession or reasonably obtainable by Seller Parent, Seller or the Company, any and all files, documents, instruments, papers, books and records, data, reports, accounting records, ledgers, computer files and programs, correspondence, maps, surveys, engineering documents and other Project reports, and other business records relating to the ownership, business or condition of the Company, any Company Subsidiary or any Project, including such books and records that are generated or commissioned by Seller or any of its Affiliates prior to Closing, including, where applicable, financial statements and related work papers and letters from accountants, budgets, ledgers, journals, minute books, membership interest certificates and books, membership interest transfer ledgers, Contracts, Governmental Approvals, retrieval programs, operating data and plans and environmental studies and plans, if any.

“Business Day” means a day other than Saturday, Sunday or any day on which banks located in New York, New York or San Francisco, California are authorized or obligated to close.

“Buyer” has the meaning given to that term in the preamble to this Agreement.

“Buyer’s Approvals” has the meaning given to that term in Section 5.03(b).

“Buyer Confidential Information”  has the meaning given to that term in Section 6.10(b).

“Cap” has the meaning given to that term in Section 11.04(b).

“Change in Control Payments” means (a) any severance, retention, bonus, consent fee, profit sharing payment or other similar payment to any Person under any Contract or Company Employee Benefit Plan, including the Management Alignment Bonus Plan, except for any additional or enhanced severance, retention, bonus, consent fee, profit sharing payment or other similar payments agreed to by Buyer or an Affiliate thereof with any Person, and (b) any increase of any benefits otherwise payable by the Company or the Company Subsidiaries, in each case of the foregoing clauses (a) and (b), which become due and payable on the Closing Date or as result of the transactions contemplated by this Agreement; (c) any severance or other similar payment to any Person arising from a termination of employment (or notice of termination given) prior to the Closing Date; (d) any amounts owed to the Company’s Chief Executive Officer and Chief Financial Officer under any annual bonus incentive plan (including guaranteed payments thereunder); (e) any amounts due as a result of the termination of, or otherwise under, the Management Alignment Bonus Plan; and (f) all Company-paid payroll taxes related to any of the foregoing.

“CIP” means construction in progress costs capitalized in accordance with GAAP and the Company’s accounting policies set forth in, or otherwise used in the preparation of, the Audited Financial Statements.

“Claim” means any demand, claim or Action.

“Closing” means the consummation of the transactions to be taken on the Closing Date contemplated by this Agreement.

“Closing CIP Amount” means an amount equal to the Effective Date CIP Amount plus the Interim CIP Amount.

“Closing Consideration”  means the Base Purchase Price, minus Transaction Expenses, plus or minus the Estimated Closing Date Net Asset Adjustment, plus the Estimated CIP Amount, plus the Specified Operating Expenses.

“Closing Date” means (a) the second (2nd) Business Day following the date on which the last of the conditions set forth in Article VII and Article VIII (other than the Closing Date Conditions, but subject to the satisfaction or waiver thereof at the Closing) are satisfied or waived by the applicable Parties; provided that if all conditions set forth in Articles VII and Article VIII are satisfied or waived other than receipt of the consents listed as items #1, #2, #5 and #9 Schedule 3.03 and such consents are received on March 30, 2015, then March 31, 2015 or (b) such other date as the Parties mutually agreed upon in writing.

“Closing Date Conditions” means the conditions set forth in Article VII and Article VIII that by their nature are intended to be satisfied at the Closing.

“Closing Date Net Asset Adjustment” means the amount, calculated as of the Closing Date, equal to (a) the Specified Assets, less (b) the Specified Liabilities, less (c) the Target Net Asset Amount, calculated in a manner consistent with the pro forma calculation set forth in Schedule 1.01(a) and in accordance with GAAP and the Company’s accounting policies set forth in, or otherwise used in the preparation of, the Audited Financial Statements.

“Code” means the Internal Revenue Code of 1986, as amended.

“Company” has the meaning given to that term in the preamble to this Agreement.

“Company Contracts” has the meaning given to that term in Section 3.10(a).

“Company Employee” has the meaning given to that term in Section 6.04(b).

“Company Employee Benefit Plan” means any Employee Benefit Plan established or maintained by the Company or any Company Subsidiary, or to which the Company or any Company Subsidiary contributes or has an obligation to contribute, or with respect to which the Company or any Company Subsidiary has any actual or contingent material Liabilities (whether singly or collectively with any other Employee Benefit Plan), or in which any Company Employee participates and specifically includes all of the employment agreements and retention agreements to which the Company is a party.

“Company Interests” has the meaning given to that term in the preamble to this Agreement.

“Company IP” means all Intellectual Property owned by the Company or any Company Subsidiary, including all patent, copyright, trademark and service mark registrations and applications and domain names issued to, assigned to and filed by the Company or any Company Subsidiary.

“Company Securities” has the meaning given to that term in Section 3.02.

“Company Subsidiary” has the meaning given to that term in Section 3.04(a).

“Company’s Approvals” has the meaning given to that term in Section 3.03(b).

“Conclusive Adjustment Amount” has the meaning given to that term in Section 2.04(e).

“Conclusive Adjustment Statement” has the meaning given to that term in Section 2.04(d).

“Conclusive Statement” has the meaning given to that term in Section 2.04(d).

“Contract” means any legally binding contract, agreement, license, sublicense, assignment, purchase agreement, invoice, indenture, lease, sublease, easement, instrument of indebtedness, security agreement, guarantee, purchase order, sales order, offer to sell, option, right of first refusal, distribution agreement, right to discounts, maintenance agreement or undertaking or instrument of any kind, obligation or other arrangement or agreement, in each case whether oral or written, including any amendments and other modifications thereto.

“CSI” has the meaning given to that term in the preamble to this Agreement.

“D&O Tail Coverage” has the meaning given to that term in Section 6.09(b).

“Data Room” means all documents and materials posted to and not removed from the Firmex website in the folder named “Project Phoenix” with respect to the Projects, the Company and the Company Subsidiaries prior to the date hereof, and a copy of such Data Room as of the date hereof on CD-ROM will be delivered to Orrick on the Effective Date, to be held in trust for Buyer, and delivered to Buyer on the Closing Date (provided, however, that the folder entitled “Employee Information” shall be provided separately to the appropriate individual at Buyer).

“De Minimis Loss” has the meaning given to that term in Section 11.04(a).

“Debt Obligations” as applied to any Person, means, without duplication, (a) all indebtedness for borrowed money, including all indebtedness evidenced by a note, bond, debenture or similar instrument, (b) that portion of obligations with respect to capital leases that is classified as a liability on a balance sheet in conformity with GAAP, applied on a consistent basis with the financial statements of such Person, and (c) any obligation owed for all or any part of the deferred purchase price for the purchase of a business or assets that in accordance with GAAP would be included as liabilities on the balance sheet of such Person, (d) liabilities under any interest rate protection agreement, interest rate future agreement, interest rate option agreement, interest rate swap agreement or other similar agreement designed to protect the Company or any Company Subsidiary against fluctuations in interest rates or other currency fluctuations, (e) all liabilities with respect to any commitment by which the Company or any Company Subsidiary assures a creditor against loss (including, without limitation, contingent reimbursement obligations of the Company or any Company Subsidiary with respect to letters of credit) other than indemnity and other obligations under Contracts not evidencing debt, (f) any obligations under capitalized leases, conditional sales contracts and other similar title retention instruments whether short term or long term, (g) any indebtedness secured by a Lien on any property or Assets of the Company or any Company Subsidiary and/or any off-balance sheet financings, (h) to the extent due and payable, all accrued interest, prepayment premiums, penalties, expenses or other amounts related to any of the foregoing, and (i) all liabilities with respect to the obligations of other Persons of the types described in clauses (a) - (h) above guaranteed in any manner by the Company or any Company Subsidiary.  For clarification, it is understood that the following shall not constitute “Debt Obligations” hereunder: operating leases, power purchase agreements, trade payables (including accrued interest thereon) and accrued expenses and prepaid or deferred revenue arising in the ordinary course of business.

“Disclosure Schedule” means (a) with respect to Seller Parent, the lists, descriptions, exceptions and other information and materials prepared by Seller Parent and attached to this Agreement, and (b) with respect to Buyer, the lists, descriptions, exceptions and other information and materials prepared by Buyer and attached to this Agreement.

“Dispute” has the meaning given to that term in Section 12.15.

“Effective Date CIP Amount” means all CIP made by or on behalf of Seller, the Company, any Company Subsidiary for the period through December 31, 2014, as set forth on Schedule 1.01(h).

“Employee Benefit Plan” means any (a) nonqualified deferred compensation, (b) qualified defined contribution retirement plan, program or arrangement which is an Employee Pension Benefit Plan, (c) qualified defined benefit retirement plan, program or arrangement which is an Employee Pension Benefit Plan (including any Multiemployer Plan), (d) Employee Welfare Benefit Plan or fringe benefit plan or program, or (e) profit sharing, bonus, incentive, profits interest or other equity, employment, change in control, or severance plan, program or agreement.

“Employee Pension Benefit Plan” means an “employee pension benefit plan” as defined in Section 3(2) of ERISA.

“Employee Welfare Benefit Plan” means an “employee welfare benefit plan” as defined in Section 3(1) of ERISA.

“Enforceability Exceptions” has the meaning given to that term in Section 3.10(c).

“Environmental Attributes” means any and all claims, credits, benefits, emissions reductions, offsets, and allowances, howsoever entitled, resulting from the avoidance of the emission of any gas, chemical, or other substance to the air, soil or water, related to the Projects.  Environmental Attributes include but are not limited to:  (a) any avoided emissions of pollutants to the air, soil, or water such as (subject to the foregoing) sulfur oxides (SOx), nitrogen oxides (NOX), carbon monoxide (CO), and other pollutants; and (b) any avoided emissions or carbon dioxide (CO2), methane (CH4), and other greenhouse gases (GHGs) that have been determined by the United States Intergovernmental Panel on Climate Change to contribute to the actual or potential threat of altering the Earth’s climate by trapping heat in the atmosphere.

“Environmental Condition” means the presence, release, threatened release, or disposal of any Hazardous Substance at, in, on or from the Real Property that requires investigation, reporting, remediation or other response action under any Environmental Law or any material violation of any Environmental Law with respect to the Company or any Company Subsidiary, including without limitation arising from any presence, release, threatened release, or disposal of any Hazardous Substance at, in, on, from or affecting the Projects.

“Environmental Laws” means any and all Applicable Laws or Orders of any Governmental Authority regulating or imposing Liability concerning pollution and protection of the environment (including air, water, land, flora and fauna), natural resources or human health or the generation, use, handling, treatment, storage, disposal and transportation of Hazardous Substances.

“Environmental Liability” means any Liability (including any Liability for natural resource damages, costs of environmental remediation, fines, attorneys’ fees or penalties) arising under any Environmental Laws.

“Equity Securities” means with respect to any Person, any share, capital stock, partnership interest (whether general or limited), membership or similar interest or participation that confers the right to receive a share of the profits or losses of the issuing entity, or any other indicia of equity ownership (including any option, warrant, profits interest or similar right or security or right convertible, exchangeable or exercisable therefor or other instrument or right the value of which is based on any of the foregoing) in such Person.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” means a Person that is treated as a single employer with the Company for purposes of Section 414(b) or 414(c) of the Code.

“Estimated CIP Amount” has the meaning given to that term in Section 2.04(a).

“Estimated Closing Date Adjustment Amount” has the meaning given to that term in Section 2.04(a).

“Estimated Specified Operating Expenses” has the meaning given to that term in Section 2.04(a).

“Financial Statements” has the meaning given to that term in Section 3.05.

“Fundamental Representations” means (a) with respect to Seller Parent, the representations and warranties set forth in Sections 3.01, 3.02, 3.03(a), 3.04, 3.11, 3.19, 3.21, 3.27, 4.01, 4.02, 4.03(a) and 4.06, and (b) with respect to Buyer, the representations and warranties set forth in Sections 5.01, 5.02 and 5.03(a).

“GAAP” means generally accepted accounting principles in the United States, consistently applied throughout the specified periods.

“General Release” has the meaning given to that term in Section 7.08.

“Governmental Approval” means any authorization, consent, approval, license, permit, franchise, tariff, rate, certification, agreement, directive, waiver, exemption, variance or Order of any Governmental Authority.

“Governmental Authority” means any governmental authority, agency, department, board, commission or instrumentality of the United States or any non-U.S. country, any state or local body of the United States or any non-U.S. country or any political subdivision of any of the foregoing, and any tribunal, court or arbitrator(s) of competent jurisdiction.

“Hazardous Substance” means any chemical, material, substance or waste that is regulated under or defined as hazardous or toxic under any Environmental Law or with respect to which liability or standards of conduct are imposed under any Environmental Law, including petroleum products and byproducts, asbestos and asbestos containing materials and polychlorinated biphenyls.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder.

“ICC Arbitration Rules” has the meaning given to that term in Section 12.15.

“Indemnified Director or Officer” and “Indemnified Directors and Officers” have the meanings given to those terms in Section 6.09(a).

“Indemnified Party” means, in the case of an indemnification claim pursuant to Section 11.02(a), Buyer, any Affiliate of Buyer or their respective officers, directors, employees, successors and permitted assigns and, in the case of an indemnification claim pursuant to Section 11.02(b), Seller Parent, any Affiliate of Seller Parent or their respective officers, directors, employees, successors and permitted assigns.

“Indemnifying Party” means, in the case of an indemnification claim pursuant to Section 11.02(a), Seller Parent and its successors and permitted assigns and, in the case of an indemnification claim pursuant to Section 11.02(b), Buyer and its successors and permitted assigns.

“Indemnity Threshold” has the meaning given to that term in Section 11.04(a).

“Intellectual Property” means all intellectual property, including: (a) patents, inventions, discoveries, processes, designs, techniques, developments, technology, and related improvements and know-how, whether or not patented or patentable; (b) copyrights and works of authorship in any media, including computer hardware, software, firmware, applications, files, systems, networks, databases and compilations, documentation and related textual works, graphics, advertising, marketing and promotional materials, photographs, artwork, drawings, articles, textual works, and Internet site content; (c) trademarks, service marks, trade names, brand names, corporate names, domain names, logos trade dress and other source indicators and the goodwill of any business symbolized thereby; and (d) trade secrets, drawings, blueprints and all non-public, confidential or proprietary information, documents, materials, analyses, and lists.

“Interim CIP Amount” means all CIP made by or on behalf of Seller Parent, Seller, the Company, any Company Subsidiary from January 1, 2015 until the Closing Date, as contemplated by the Pre-Approved Expenditures with respect to the Interim Period or otherwise consented to in writing by Buyer, less any reductions in any CIP made during the period between January 1, 2015 and the Closing Date, including by virtue of any write-offs.

“Interim Period” has the meaning given to that term in Section 6.01.

“Key Employees” has the meaning given to that term in Section 6.10(a).

“Knowledge of Seller Parent” means the actual knowledge of Sam Yahiro, Steve Finno, Arno Harris, Michael Metzner, David Brochu, Stacy Colby-King, Hiroto Nakamura and Mitchell Randall where actual knowledge includes such facts or matters that a prudent individual could be expected to discover or otherwise become aware of in the course of conducting a reasonable good faith inquiry regarding the accuracy of any representation or warranty in this Agreement, which inquiry shall be limited to (i) interviews or discussions by such persons with the employees of Seller Parent, Seller and their Affiliates, the Company or any Company Subsidiary specifically responsible for the subject matter to which knowledge is pertinent, (ii) actual receipt of information by such persons that reasonably conveys the specific matter in respect of which knowledge is pertinent, or (iii) any information provided in the Data Room relevant to the subject matter to which knowledge is pertinent.

“Lease” has the meaning given in Section 3.16(b).

“Leased Real Property” has the meaning given in Section 3.16(b).

“Liabilities” means all Debt Obligations, other obligations and other liabilities of a Person (whether known or unknown, absolute, accrued or unaccrued, contingent, liquidated or unliquidated, fixed or otherwise, or whether due or to become due).

“Liens” means any mortgage, pledge, bailment (in the nature of a pledge or for purposes of security), deed of trust, the grant of power to confess judgment, conditional sale or title retention agreement (including any lease in the nature thereof), lien, charge, claim, option, equitable interest, security interest, assignment, hypothecation, power of sale, encumbrance, restriction on transfer, exclusive license, other agreement or arrangement that has the same or a similar effect to the granting of security or of any similar right of any kind (including any conditional sale or other title retention agreement) or any arrangement or obligation to create the foregoing.

“Losses” means all demands, losses, Claims, Actions or causes of action, assessments, damages, Liabilities, costs and expenses, obligations, damages, deficiencies, Taxes, penalties, fines or expenses, whether or not arising out of third party claims, including interest, penalties, reasonable attorneys’ fees, disbursements and expenses, and court costs.

“Management Alignment Bonus Plan” means that certain plan adopted by the Company on November 7, 2014 to motivate and compensate certain key employees of the Company in connection with a change of control.

“Material Adverse Effect” means any state of facts, change, development, event, effect, condition or occurrence (“Effect”) that (x) is materially adverse to the Properties, Liabilities, the results of operations or financial condition of the Company and the Company Subsidiaries taken as a whole or (y) would, individually or in the aggregate, result in a material adverse effect on Seller Parent’s or Seller’s ability to perform its obligations under this Agreement or consummate the transactions contemplated hereby, other than any Effect attributable to (a) any adoption, implementation, promulgation, repeal, modification, reinterpretation or proposal of any Applicable Law, (b) any change affecting the international, national, regional, state, provincial or local electric generating, transmission or distribution industry, (c) any change in international, national, regional, state, provincial or local wholesale or retail electric power prices, (d) any change or development in international, national, regional, state, provincial or local electric transmission or distribution systems, (e) any change in general regulatory or political conditions, including any engagement of hostilities, act of war or terrorist activity or any change imposed by a Governmental Authority associated with additional security, (f) any effect of weather, geological or meteorological events, (g) any change in GAAP (including the rules and principles related to accelerated depreciation), (h) the announcement, pendency or consummation of the transactions contemplated by this Agreement, (i) any change or development in any foreign exchange, financial, banking or securities market (including any increased interest rates or other costs for, or reduction in the availability of, financing or suspension of trading in, or limitation on prices for, securities on a securities market (including an over-the-counter market), exchange or trading platform) or the economy in general, or (j) any trade action, labor strike, request for representation, organizing campaign, work stoppage, slowdown, lockout or other labor dispute affecting third parties; except in the cases of clauses (a) through (j) above, to the extent the adverse effect on the Company or any Company Subsidiary would reasonably be expected to have a disproportionate impact on the Company or the Company Subsidiaries, taken as a whole, relative to other solar energy project development companies (in which case only the incremental disproportionate effect or effects may be deemed either alone or in combination to constitute, or taken into account in determining whether there has been a Material Adverse Effect); provided, however, that any loss or claim relating to any Material Adverse Effect that is cured prior to the Closing Date to Buyer’s reasonable satisfaction shall not be considered a Material Adverse Effect.

“Multiemployer Plan” means a “multiemployer plan” as defined in Section 3(37) of ERISA.

“Near-Term Projects” means each of the Projects set forth in Schedule 1.01(b).

“Neutral Accounting Arbitrator” has the meaning given to that term in Section 2.04(d).

“Nondisclosure Agreement” means that certain Nondisclosure Agreement, dated as of September 14, 2014, by and between Canadian Solar Inc. and the Company, as modified by that certain Exclusivity Agreement, dated as of December 23, 2014, between Sharp Corporation and CSI.

“Obligations” has the meaning given to that term in Section 12.19.

“Option Agreements” has the meaning given to that term in Section 3.16(b).

“Optioned Real Property” has the meaning given to that term in Section 3.16(b).

“Order” means any writ, judgment, decree, injunction or similar order of any Governmental Authority (in each such case whether preliminary or final).

“Organizational Documents” means, with respect to any Person, the articles or certificate of incorporation or organization and by-laws, the limited partnership agreement, the partnership agreement or the limited liability company agreement, or such other organizational documents of such Person.

“Owned Real Property” has the meaning given to that term in Section 3.16(a).

“Party” and “Parties” have the meanings given to those terms in the preamble to this Agreement.

“Permitted Encumbrances” means (a) those restrictions on transfer imposed by applicable securities laws, and (b) any Liens created by Buyer or its Representatives.

“Permitted Lien” means (a) any Lien for Taxes not yet delinquent or being contested in good faith by appropriate proceedings; (b) any Lien arising in the ordinary course of business by operation of Applicable Law, including statutory or common law Liens arising in the ordinary course of business in favor of carriers, warehousemen, mechanics and materialmen, and statutory or common law Liens arising in the ordinary course of business to secure claims for labor, materials or supplies, with respect to a Liability that is included in the Balance Sheet (or arising thereafter in the ordinary course of business) and is (1) not yet delinquent or (2) is being contested in good faith; (c) any Lien reflected in the Balance Sheet; (d) any purchase money Lien arising in the ordinary course of business; (e) imperfections or irregularities of title and other Liens that do not, in the aggregate, materially detract from the value of the affected Real Property or the suitability of the affected Real Property for development of the applicable Project; (f) zoning, planning, and other similar limitations and restrictions, and all rights of any Governmental Authority to regulate any Real Property that do not, in the aggregate, materially detract from the value of the affected Real Property or the suitability of the affected Real Property for development of the applicable Project; (g) all matters of record, that do not, in the aggregate, materially detract from the value of the affected Real Property or the suitability of the affected Real Property for development of the applicable Project; (h) the terms and conditions of the Company Contracts and the Governmental Approvals applicable to the Company or any Company Subsidiary; (i) pledges and deposits made in the ordinary course of business in compliance with workers’ compensation, unemployment insurance and other social security Applicable Laws; (j) any Lien that is released on or prior to the Closing; (k)  all matters that are disclosed on any title insurance policy insuring any Real Property or in any title commitments, title reports or other title materials, or on any survey, in each case only to the extent delivered by Seller Parent or Seller to Buyer or otherwise made available to Buyer and which such matters, (x) to the Knowledge of Seller Parent would not have a material adverse impact on the Company, the Company Subsidiaries, or their respective ability to develop the Projects, or (y) Seller Parent reasonably believes will be resolved within a time period and with an associated cost or expense that would not have a material adverse impact on the Company, the Company Subsidiaries, or their respective ability to develop the Projects (collectively “Disclosed Title Matters”) and (l) the matters identified on Schedule 1.01(c).

“Person” means any individual, corporation, partnership, joint venture, trust, limited liability company, unincorporated organization, Governmental Authority or other entity.

“Pre-Approved Expenditures”  means (i) those expenditures set forth on Schedule 1.01(f), plus (ii) an amount equal to five percent (5%) of the amounts set forth on Schedule 1.01(f).

“Pre-Closing Tax Returns” has the meaning given to that term in Section 9.03(a).

“Preliminary Statement” has the meaning given to that term in Section 2.04(a).

“Project Sale” means each of the projects sold by the Company and any Company Subsidiary as described further in Schedule 1.01(d).

“Projects” means the projects set forth on Schedule 1.01(e).

“Properties” means, as to any Person, all Assets and properties of every kind, nature, character and description (whether real, personal or mixed, whether tangible or intangible, and wherever situated) operated, owned or leased by such Person.

“Purchase Price Allocation” has the meaning given that term in Section 9.03(d).

“Real Property” has the meaning given to that term in Section 3.16(b).

“REC” means a tradable certificate, credit, allowance, green tag, or other transferable document conferring ownership, howsoever entitled, created pursuant to the requirements of a Governmental Authority, typically measured in one megawatt-hour increments.

“Recurrent Energy Marks” has the meaning given to that term in Section 6.11.

“Regulatory Filings” has the meaning given to that term in Section 6.03(c)(i).

“Representations Survival Period” shall have the meaning given to that term in Section 11.01(a).

“Representatives” means, as to any Person, its officers, directors, Affiliates, employees, partners, members, stockholders, counsel, accountants, financial advisers, engineers and consultants.

“Resolution Period” has the meaning given to that term in Section 2.04(c).

“Seller” has the meaning given to that term in the preamble to this Agreement.

“Seller Parent” has the meaning given to that term in the preamble to this Agreement.

“Seller Parent’s and Seller’s Approvals” has the meaning given to that term in Section 4.03(b).

“Seller’s Statement” has the meaning given to that term in Section 2.04(c).

“Sharp Bridge Loans”  means the documents listed under the heading “Sharp Bridge Loans” on Schedule 3.18.

“Site” means the real property and improvements thereon forming a part of, or used or intended to be used in connection with, the Projects.  Any reference to a Site shall include, by definition, the surface and subsurface elements (although not necessarily the subsurface mineral rights), including the soils and groundwater present at the Site, and any reference to items “at the Site” shall include all items “at, on, in, upon, over, across, under and within” the Site.

“Specified Assets” means the assets listed in the pro forma Closing Date Net Asset Adjustment set forth in Schedule 1.01(a), the amount of which shall be determined in accordance with GAAP and the Company’s accounting policies set forth in, or otherwise used in the preparation of, the Audited Financial Statements; provided that the Specified Assets shall not include any CIP.

“Specified Liabilities” means the liabilities listed in the pro forma Closing Date Net Asset Adjustment set forth in Schedule 1.01(a), the amount of which shall be determined in accordance with GAAP and the Company’s accounting policies set forth in, or otherwise used in the preparation of, the Audited Financial Statements.  For the avoidance of doubt, Transaction Expenses shall not be included in the Specified Liabilities.

“Specified Operating Expenses” means up to Two Million Five Hundred Thousand U. S. Dollars ($2,500,000) of the documented, reasonable (a) third-party professional fees incurred by the Company or any of the Company Subsidiaries, in connection with the Projects for which there is no power purchase agreement in effect as of the Effective Date, and (b) transaction costs incurred by the Company or any of the Company Subsidiaries in connection with the Projects, in each case only to the extent consistent with the Pre-Approved Expenditures as set forth in Schedule 1.01(f).

“Statement” has the meaning given to that term in Section 2.04(b).

“Straddle Period” means any Tax period beginning on or before the Closing Date and ending after the Closing Date.

“Subsidiary” means, with respect to any Person, any other Person of which such Person (either alone or through or together with any other subsidiary) owns, directly or indirectly, fifty percent (50%) or more of the outstanding equity securities or securities carrying the voting power in the election of the board of directors or other governing body of such Person.

“Subsidiary Securities” has the meaning given to that term in Section 3.04(a).

“Support Obligations” has the meaning given to that term in Section 6.08.

“Target Group Confidential Information” has the meaning given to that term in Section 3.30.

“Target Net Asset Amount” means Thirty Six Million Four Hundred Forty Four Thousand Nine Hundred Sixty Three U. S. Dollars ($36,444,963.00), which is the amount set forth in the pro forma calculation of the Closing Date Net Asset Adjustment as of December 31, 2014 set forth in Schedule 1.01(a).

“Tax” means any and all federal, state, local or foreign taxes (including any interest, fines, assessments, penalties or additions to tax imposed in connection therewith or with respect thereto), including (a) taxes imposed on, or measured by, income, franchise, profits or gross receipts, and (b) ad valorem, value added, capital gains, sales, goods and services, use, real or personal property, capital stock, license, branch, payroll, estimated, withholding, employment, social security (or similar), unemployment, compensation, utility, severance, production, excise, stamp, occupation, premium, windfall profits and transfer taxes.

“Tax Authority” means, with respect to any Tax, the Governmental Authority that imposes such Tax, and the agency (if any) charged with the collection of such Tax for such Governmental Authority.

“Tax Return” means any return, report, information return, declaration, claim for refund, election or other document, together with all schedules, attachments, amendments and supplements thereto, supplied to or required to be supplied to any Tax Authority.

“Termination Date” has the meaning given to that term in Section 10.01(b)(i).

“Third Party Claim” has the meaning given to that term in Section 11.03.

“Tier 1 Supplier” means the suppliers set forth on Schedule 1.01(i).

“Total Purchase Price” has the meaning given to that term in Section 2.03.

“Transaction Documents” means, collectively, this Agreement, the Assignment Agreement, the General Release and all other agreements between the Parties or their Affiliates entered into pursuant to the terms hereof in order to carry out the Closing and the other transactions contemplated hereby.

“Transaction Expenses” means, in each case unless otherwise paid prior to the Closing Date, (a) any and all costs and expenses of the Company and any Company Subsidiaries incurred in connection with the preparation, execution and consummation of this Agreement (and the transactions contemplated hereby), including fees and disbursements of attorneys, investment bankers, accountants and other professional advisors by the Company or the Company Subsidiaries, and (b) any Change in Control Payments.

“U.S. Dollars” means the lawful currency of the United States.

1.02.                     Rules of Construction.

(a)                         All article, section, subsection, schedule and annex references used in this Agreement are to articles, sections, subsections, schedules and annexes to this Agreement unless otherwise specified. The annexes and schedules attached to this Agreement constitute a part of this Agreement and are incorporated in this Agreement for all purposes.

(b)                         If a term is defined as one part of speech (such as a noun), it shall have a corresponding meaning when used as another part of speech (such as a verb).  Unless the context of this Agreement clearly requires otherwise, words importing the masculine gender shall include the feminine and neutral genders and vice versa.  The words “includes” or “including” shall mean “including without limitation,” and the words “hereof,” “hereby,” “herein,” “hereunder” and similar terms in this Agreement shall refer to this Agreement as a whole and not any particular section or article in which such words appear.  Currency amounts referenced in this Agreement are in U.S. Dollars.  The singular includes the plural.

(c)                          Time is of the essence in this Agreement.  Whenever this Agreement refers to a number of days, such number shall refer to calendar days unless Business Days are specified.  Whenever any action must be taken hereunder on or by a day that is not a Business Day, then such action may be validly taken on or by the next day that is a Business Day.

(d)                         Each Party acknowledges that it and its attorneys have been given an equal opportunity to negotiate the terms and conditions of this Agreement and that any rule of construction to the effect that ambiguities are to be resolved against the drafting Party or any similar rule operating against the drafter of an agreement shall not be applicable to the construction or interpretation of this Agreement.

(e)                          All accounting terms used herein and not expressly defined herein shall have the respective meanings given such terms under GAAP.

ARTICLE II.
PURCHASE AND SALE OF COMPANY INTERESTS

2.01.                     Purchase and Sale of Company Interests.  On the terms and subject to the conditions of this Agreement, Buyer agrees to purchase the Company Interests from Seller, and Seller agrees to sell and to transfer, the Company Interests to Buyer, free and clear of all Liens other than Permitted Encumbrances.

2.02.                     Closing.  The Closing will take place on the Closing Date at the offices of Orrick, Herrington & Sutcliffe LLP, at 405 Howard St., San Francisco, CA 94105, or at such other place as the Parties shall mutually agree in writing, at 9:00 a.m. Pacific time.  At the Closing, the Parties will satisfy each of the Closing Date Conditions unless waived in accordance with Article VII and Article VIII.

2.03.                     Total Purchase Price.  The aggregate purchase price for the Company Interests shall be the net sum of the following: (i) One Hundred Twenty Five Thousand U. S. Dollars ($125,000,000) (the “Base Purchase Price”), minus (ii) Transaction Expenses, plus or minus (iii) as applicable, the Closing Date Net Asset Adjustment, plus (iv) the Closing CIP Amount, plus (v) the Specified Operating Expenses (the Base Purchase Price, as adjusted for the foregoing clauses (ii), (iii), (iv) and (v), and further pursuant to Section 2.04(e), the “Total Purchase Price”).  At the Closing, Buyer shall pay (a) the Closing Consideration to Seller (or Seller Parent as contemplated by Section 6.12) in cash and (b) the Transaction Expenses to the payees of such Transaction Expenses in cash by wire transfer of immediately available funds to the accounts designated in writing by Seller; provided, however, that, to the extent the Closing Consideration exceeds Two Hundred Million U.S. Dollars ($200,000,000), then Buyer shall pay to Seller (or Seller Parent as contemplated by Section 6.12) such amount over Two Hundred Million U.S. Dollars ($200,000,000) within thirty (30) days after the Closing Date.

2.04.                     Adjustments to Base Purchase Price.

(a)                         Seller shall, at least five (5) Business Days prior to the Closing Date, cause to be prepared and delivered to Buyer a statement (the “Preliminary Statement”) setting forth Seller’s good faith estimate of (i) the Closing Date Net Asset Adjustment, (ii) the Closing CIP Amount and (iii) the Specified Operating Expenses and the components and calculation of such amounts.  Prior to the Closing, Buyer may dispute in good faith in accordance with the terms of this Agreement, Seller’s estimate of the Closing Date Net Asset Adjustment, Closing CIP Amount or Specified Operating Expenses by delivering written notice of such dispute to Seller no later than 5:00 p.m. Pacific Time on the last Business Day before the Closing Date.  The portion of estimate of the Closing Date Net Asset Adjustment provided in the Preliminary Statement not disputed in good faith in accordance with the terms of this Agreement by Buyer in writing as provided in this Section 2.04(a) is referred to herein as the “Estimated Closing Date Adjustment Amount.”  The portion of estimate of the Closing CIP Amount provided in the Preliminary Statement not disputed in good faith in accordance with the terms of this Agreement by Buyer in writing as provided in this Section 2.04(a) is referred to herein as the “Estimated CIP Amount.”  The portion of the estimate of the Specified Operating Expenses provided in the Preliminary Statement not disputed in good faith in accordance with the terms of this Agreement by Buyer in writing as provided in this Section 2.04(a) is referred to herein as the “Estimated Specified Operating Expenses”.  In no event shall Buyer’s failure to dispute any of the items set forth on the Preliminary Statement in any way limit Buyer’s right to calculate the Closing Date Net Asset Adjustment, the Closing CIP Amount, the Specified Operating Expenses or to otherwise prepare the Adjustment Statement, including with respect to items in the Preliminary Statement that Buyer did not dispute.

(b)                         Within sixty (60) days after the Closing Date, Buyer shall cause to be prepared and delivered to Seller a statement (the “Statement”) setting forth Buyer’s calculation of the Closing Date Net Asset Adjustment, the Closing CIP Amount, the Specified Operating Expenses and the components and calculation of such amounts.  At the same time, Buyer shall also cause to be prepared and delivered to Seller a statement (the “Adjustment Statement”) setting forth the calculation (in each case whether a positive or negative number) of the amount of the Closing Date Net Asset Adjustment as shown on the Statement minus the Estimated Closing Date Adjustment Amount plus the amount of the Closing CIP Amount as shown on the Statement minus the Estimated CIP Amount plus the amount of the Specified Operating Expenses as shown on the Statement minus the Estimated Specified Operating Expenses (such aggregate amount, whether a positive or negative number, the “Adjustment Amount”).  Buyer shall provide Seller and its accountants with reasonable access to the relevant work papers, Books and Records and employees of Buyer, the Company and the Company Subsidiaries, in each case during normal business hours and upon prior written request, to the extent reasonably required in connection with their review of and any dispute with respect to the Statement and the Adjustment Statement and shall furnish Seller with any other information that might be relevant to the calculation of the Adjustment Amount, as reasonably requested by Seller.

(c)                          After receipt of the Statement and the Adjustment Statement, Seller will have thirty (30) days from receipt to review the Statement and the Adjustment Statement.  Unless Seller delivers to Buyer written notice setting forth in reasonable detail the specific items disputed by Seller and a written statement setting forth Seller’s calculation of each line item shown on the Statement or Adjustment Statement so disputed and the amount in dispute (the “Seller’s Statement”) on or prior to the thirtieth (30th) day after its receipt of the Statement and the Adjustment Statement, Seller will be deemed to have accepted and agreed to the Statement and the Adjustment Statement and such agreement will be final, binding and conclusive on the Parties.  Any items on the Statement or Adjustment Statement as to which Seller has not given notice of its objection and provided an alternative calculation will be deemed to have been agreed upon by the Parties.  If Seller so notifies Buyer of its objections to any of the Statement or the Adjustment Statement and provides Buyer with the Seller’s Statement in a timely manner, the Parties will, within thirty (30) calendar days following such delivery of notice (the “Resolution Period”), attempt to resolve their differences. Any resolution by the Parties during the Resolution Period as to any disputed amounts will be final, binding and conclusive on the Parties.

(d)                         If the Parties do not resolve all disputed items by the end of the Resolution Period, then all items remaining in dispute will be submitted within thirty (30) days after the expiration of the Resolution Period to a national independent accounting firm mutually acceptable to the Parties (the “Neutral Accounting Arbitrator”).  The Neutral Accounting Arbitrator shall act as an arbitrator to determine only those items in dispute, and such determination shall be made in accordance with the terms and conditions of this Agreement. All fees and expenses relating to the work, if any, to be performed by the Neutral Accounting Arbitrator will be allocated between Buyer, on the one hand, and Seller, on the other hand, in inverse proportion as they shall prevail on the amounts of such disputed items so submitted (as finally determined by the Neutral Accounting Arbitrator). The Neutral Accounting Arbitrator will deliver to the Parties a written determination (such determination to include a work sheet setting forth all material calculations used in arriving at such determination and to be based solely on information provided to the Neutral Accounting Arbitrator by the Parties) of the disputed items within thirty (30) days of receipt of the disputed items (or as soon as practicable thereafter), which determination will be final, binding and conclusive on the Parties.  The Neutral Accounting Arbitrator shall only resolve the disputed amounts by choosing the amounts submitted by a Party or amounts in between.  The final, binding and conclusive Statement and Adjustment Statement, which either are the Statement and Adjustment Statement from Buyer that are not timely disputed by Seller pursuant to Section 2.04(c), agreed upon (or deemed to have been agreed upon) by the Parties pursuant to Section 2.04(c) or are delivered by the Neutral Accounting Arbitrator in accordance with this Section 2.04(d), will be the “Conclusive Statement” and the “Conclusive Adjustment Statement,” respectively.  In the event that either Party fails to submit its statement regarding any items remaining in dispute within the time determined by the Neutral Accounting Arbitrator, then the Neutral Accounting Arbitrator shall render a decision based solely on the evidence timely submitted to the Neutral Accounting Arbitrator by the Parties.

(e)                          If the Adjustment Amount as shown on the Conclusive Adjustment Statement (the “Conclusive Adjustment Amount”) is a negative number, then the Total Purchase Price will be reduced by the amount of the Conclusive Adjustment Amount and Seller shall pay to Buyer in cash of such amount by wire transfer of immediately available funds to an account or accounts designated in writing by Buyer prior to the date when such payment is due.  If the Conclusive Adjustment Amount is a positive number, then the Total Purchase Price will be increased by the amount of the Conclusive Adjustment Amount and Buyer shall pay to Seller in cash of such amount by wire transfer of immediately available funds to an account or accounts designated in writing by Seller prior to the date when such payment is due.  All payments to be made pursuant to this Section 2.04(e) will be made on the fifth (5th) Business Day following the date on which the Parties agree to, or the Neutral Accounting Arbitrator delivers, the Conclusive Statement and the Conclusive Adjustment Statement.  If Seller assigns its rights to receive the Total Purchase Price per Section 6.12, all references to Seller in Section 2.04(a) through (e) shall refer to Seller Parent.

ARTICLE III.
REPRESENTATIONS AND WARRANTIES OF SELLER PARENT
RELATING TO THE COMPANY AND THE COMPANY SUBSIDIARIES

Except as disclosed in Seller Parent’s Disclosure Schedule, Seller Parent hereby represents and warrants to Buyer as of the date of this Agreement and the Closing Date as follows:

3.01.                     Organization; Qualification.  The Company and each Company Subsidiary is duly formed, validly existing and in good standing under the Applicable Laws of its jurisdiction of organization, and has all requisite organizational power and authority to conduct its business as it is now being conducted and to own, lease and operate its Properties.  The Company and each Company Subsidiary is duly qualified or licensed to do business in each jurisdiction in which the ownership or operation of its Properties make such qualification or licensing necessary, except in those jurisdictions where the failure to be so duly qualified or licensed would not result in a Material Adverse Effect.

3.02.                     Capitalization.  The outstanding Equity Securities of the Company consist solely of the Company Interests held by Seller, which Company Interests are free and clear of all Liens other than Permitted Encumbrances.  Except as set forth in the first sentence of this Section 3.02, there are no (a) Equity Securities in the Company issued or outstanding, (b) securities convertible into or exchangeable or exercisable for Equity Securities in the Company, or (c) voting trusts or agreements, pledge agreements, buy-sell agreements, rights of first refusal, preemptive rights, “drag-along” or “tag-along” rights, stock appreciation rights, redemption or repurchase rights, anti-dilutive rights or proxy subscriptions, options, warrants, calls, rights, convertible securities or other Contracts of any character obligating the Company to issue, transfer or sell any of its Equity Securities (the items in clauses (a), (b), and (c), collectively, “Company Securities”).  All issued and outstanding Equity Securities of the Company are duly authorized, fully paid and non-assessable (to the extent applicable) and were issued in compliance with all applicable securities laws.  The Organizational Documents of the Company have been made available to Buyer.

3.03.                     No Conflicts; Consents and Approvals.  The execution and delivery by Seller Parent of this Agreement do not and the performance by Seller Parent of its obligations under this Agreement will not:

(a)                         conflict with or result in a violation or breach of any of the terms, conditions or provisions of the Organizational Documents of the Company or any of the Company Subsidiaries;

(b)                         subject to the receipt or making of the filings, waivers, approvals, consents, authorizations and notices set forth on Schedule 3.03 (collectively, the “Company’s Approvals”), be in violation of or result in a breach of or default (or give rise to any right of termination, cancellation or acceleration) under (with or without the giving of notice, the lapse of time, or both) any material Contract to which the Company or any of the Company Subsidiaries is a party, except for (i) any such violations or defaults (or rights of termination, cancellation or acceleration) which would not have a material adverse impact on the Company, the Company Subsidiaries, their respective ability to develop the Projects, or the transactions contemplated hereby and (ii) approvals required as a result of the business activities of Buyer and its Affiliates; or

(c)                          (i) conflict with, violate or breach any term or provision of any Applicable Law applicable to the Company or any of the Company Subsidiaries, except as would not be material or (ii) require any consent or approval of any Governmental Authority, or notice to, or declaration, filing or registration with, any Governmental Authority, under any Applicable Law, other than (x) such consents, approvals, notices, declarations, filings or registrations which, if not made or obtained, would not have a material adverse impact on the Company, the Company Subsidiaries, their respective ability to develop the Projects, or the transactions contemplated hereby, (y) the Company Approvals and (z) such approvals required as a result of the business activities of Buyer and its Affiliates.

3.04.                     Subsidiaries.

(a)                         Schedule 3.04(a) sets forth the name, jurisdiction of incorporation or organization and the Company’s direct or indirect ownership percentage of each subsidiary of the Company (each, a “Company Subsidiary”). All outstanding Equity Securities of the Company Subsidiaries are validly issued, fully paid and nonassessable and were issued in compliance with all applicable securities laws and, except as set forth in Schedule 3.04(a), are owned by the Company or another Company Subsidiary free of preemptive (or similar) rights and free and clear of any Liens, except for Permitted Encumbrances.  Except as set forth in Schedule 3.04(a) (which schedule may be updated for any change in Subsidiary Securities permitted or consented to by Buyer in accordance with Section 6.02), there are no (i) Equity Securities of any Company Subsidiary issued or outstanding, (ii) securities convertible into or exchangeable or exercisable for Equity Securities of any Company Subsidiary, or (iii) subscriptions, options, warrants, calls, rights, convertible securities or other Contracts of any character obligating any Company Subsidiary to issue, transfer or sell any of its Equity Securities (the items in clauses (i), (ii) and (iii), collectively, “Subsidiary Securities”). The Organizational Documents of each Company Subsidiary of the date of this Agreement have been made available to Buyer.

(b)                         Except as provided herein or as set forth in Schedule 3.04(b), there are no (i) outstanding obligations of the Company or any Company Subsidiary to repurchase, redeem or otherwise acquire any Company Securities or Subsidiary Securities or (ii) outstanding obligations of the Company or any Company Subsidiary to provide funds to or make any investment (in the form of a loan, capital contribution or otherwise) in the Company, any Company Subsidiary or any other Person.

(c)                          Except as set forth in the Seller Parent’s Disclosure Schedules, the Company has not engaged in any business, incurred any material capital expense or acquired any real or material personal property other than owning all of the membership interests of the Company Subsidiaries.

(d)                         Schedule 3.04(d) lists all officers, directors and managers of the Company and each Company Subsidiary.

3.05.                     Financial Statements.  Seller Parent has delivered to Buyer true and complete copies of the following financial statements: (a) the audited consolidated balance sheet of the Company and the Company Subsidiaries as of March 31, 2014 and the related audited statement of comprehensive income and cash flows for the fiscal year then ended (the “Audited Financial Statements”); and (b) the unaudited consolidated balance sheet of the Company and the Company Subsidiaries as of December 31, 2014 (the “Balance Sheet”) and the related unaudited statements of operations and cash flows for the nine months then ended (clauses (a) and (b) collectively, the “Financial Statements”).  Except as set forth in the notes thereto, the Financial Statements were prepared in accordance with GAAP and fairly present in all material respects the financial condition and results of operations of the Company and the Company Subsidiaries as of the respective dates thereof and for the respective periods covered thereby, subject in the case of the interim financial statements to normal year-end adjustments and the absence of notes and other presentation items.

3.06.                     Liabilities.  Except for (a) the Transaction Expenses, (b) Liabilities incurred since the date of the Balance Sheet in the ordinary course of business, (c) Liabilities disclosed in Schedule 3.06, (d) Liabilities incurred pursuant to any Contract in the ordinary course of business (none of which involves a Liability that would constitute a breach of the representations set forth in Sections 3.08, 3.10(d), 3.14 or 3.15 or a Liability relating to a tort), and (e) Liabilities consented to by Buyer in accordance with Section 6.02 the Company and the Company Subsidiaries have no Liabilities that would be required to be reflected on the Balance Sheet prepared in accordance with GAAP which are not reflected or reserved against in the Balance Sheet.

3.07.                     Absence of Certain Changes.  Since the date of the Balance Sheet and until the date of this Agreement, except as disclosed in Schedule 3.07, (a) there has not occurred any circumstance, development, event or series of such occurrences that has had or would result in a Material Adverse Effect, (b) the Company and each Company Subsidiary has conducted their respective businesses only in the ordinary course of business and (c) neither the Company nor any Company Subsidiary has taken any action that, if taken after the date hereof, would require the prior written consent of Buyer pursuant to Section 6.02(a) (other than Section 6.02(a)(iii) and Section 6.02(a)(xiv)).

3.08.                     Legal Proceedings.  Except as set forth in Schedule 3.08, there are no Actions pending or, to the Knowledge of Seller Parent, threatened in writing against the Company or any Company Subsidiary, nor are there any outstanding Orders (other than Orders and requirements of Governmental Authorities in association with ordinary permitting, interconnection requests, module procurement and similar requirements for project development) that affect or bind the Company, any Company Subsidiary or any of their respective Properties and, in each case of this Section 3.08, would have a material adverse impact on the Company, the Company Subsidiaries, their respective ability to develop the Projects, or the transactions contemplated hereby.  In each place that “Action” is used in this Article III or Article IV, such term shall only include pending or threatened audits or investigations to the Knowledge of Seller Parent, and shall exclude review and approval of permit applications, certifications, reports and notices.

3.09.                     Compliance with Applicable Laws.  Except as has been cured or otherwise resolved in all material respects, since January 1, 2010 and, to the Knowledge of Seller Parent prior to such date, the Company and the Company Subsidiaries have not violated and are in compliance with any Applicable Laws, except where any such violation would not be material.  The Company and each Company Subsidiary either is not a “holding company” under the Public utility Holding Company Act of 2005 or is a holding company that is entitled to the exemptions and waivers set forth at 18 C.F.R. § 366.3(a).  The Company and each Company Subsidiary is not a “public utility” under Section 201 of the Federal Power Act.  Each Company Subsidiary that owns generation facilities located within the United States either has obtained status as a qualifying small power producer pursuant to Section 3(17)(D) of the Federal Power Act and 18 C.F.R. Part 292 or as an exempt wholesale generator status pursuant to 18 C.F.R. § 366.7, and, if subject to and not exempt from Sections 205 and 206 of the Federal Power Act, has obtained market based rate authority pursuant to Section 205 of the Federal Power Act as necessary to conduct its business in compliance with all applicable Laws.

3.10.                     Company Contracts.

(a)                         Schedule 3.10(a) sets forth as of the date hereof a true and complete list of all of the following Contracts to which the Company or any Company Subsidiary is a party or by which it or its Assets may be bound, that is (i) Contracts pursuant to which the Company or any Company Subsidiary is obligated to pay or entitled to receive more than Two Hundred and Fifty Thousand U.S. Dollars ($250,000) over the life of the Contract, (ii) a Contract between the Company or any Company Subsidiary, on the one hand, and any Affiliate of the Company or any Company Subsidiary or any Representative, on the other hand, other than Company Employee Benefit Plans (including employment and retention agreements); (iii) any joint venture, teaming or similar agreement in connection with the development of any Project; (iv) any interconnection or transmission-related agreements or, to the extent an interconnection or transmission-related agreement has not be executed, any applications for interconnection or transmission of or from any Project, (v) any power purchase or sale agreement, hedge contract or REC contract, (vi) any agreements with any engineering, construction, design and/or procurement contractor, solar panel manufacturer or other material equipment supplier, utility, contractor or other third party; (vii) any Debt Obligation and material ancillary documents related thereto; (viii) any Contract that includes a “most favored pricing” or similar clause or other provision restricting the right of the Company or any Company Subsidiary to operate,  exclusivity agreement or other Contract which prohibits it from freely engaging in business anywhere in the world, including any exclusivity agreement with any construction contractor, solar panel manufacturer, supplier utility or contractor; (ix) any Contract respecting any partnership, joint venture, strategic alliance or other similar Contract or arrangement; (x) any Leases and Option Agreements (as defined below); (xi) provides for non-monetary obligations on the part of the Company or any Company Subsidiary, the non-performance of which obligations would reasonably be expected to have a Material Adverse Effect, other than Disclosed Title Matters; (xii) purchase and sale agreements and related material documents relating to the acquisition or sale by the Company or any Company Subsidiary of any solar project or substantially all of the assets relating to a solar project; (xiii) is a conciliation, settlement, or similar agreement with any Governmental Authority; (xiv) continuing grants any power of attorney; and (xv) each amendment, supplement and modification of any of the foregoing (collectively, the “Company Contracts”).

(b)                         Seller Parent has provided Buyer with, or access to, true and complete copies of all Company Contracts except to the extent that providing a copy of such Company Contract would breach the confidentiality provisions set forth therein and each such Contract is set forth in Schedule 3.10(b), provided that Seller Parent has used commercially reasonable efforts to procure consent of the applicable counterparty thereto.

(c)                          Each of the Company Contracts constitutes a legal, valid and binding obligation of the Company or Company Subsidiary party thereto and, to the Knowledge of Seller Parent, of the other parties thereto, except (i) as limited by bankruptcy, insolvency, reorganization, fraudulent conveyance, arrangement, moratorium or other similar Applicable Laws relating to or affecting the rights of creditors generally, or by general equitable principles (the “Enforceability Exceptions”), and (ii) in each case where the failure to constitute a legal, valid and binding obligation would not have a material adverse impact on the Company, the Company Subsidiaries, their respective ability to develop the Projects, or the transactions contemplated hereby.

(d)                         Neither Seller Parent, nor any of its Affiliates (which, for the avoidance of doubt, includes the Company and each Company Subsidiary) party to such Company Contract is in breach of or default of any material obligation under such Company Contract, and, to the Knowledge of Seller Parent, no event has occurred or otherwise exists that with notice or lapse of time would constitute a breach or default of any material obligation under such Company Contract by Seller, nor any of its Affiliates (which, for the avoidance of doubt, includes the Company and each Company Subsidiary) party to such Company Contract, or permit termination, modification, or acceleration of such Company Contract or any rights or obligations of Seller Parent or any such Affiliates of Seller Parent under such Company Contract.  Seller Parent has provided Buyer with, or access to, true and complete copies of all Company Contracts.

(e)                          To the Knowledge of Seller Parent, no party to any such Company Contract other than Seller Parent, nor any of its Affiliates (which, for the avoidance of doubt, includes the Company and each Company Subsidiary) is in breach of or default of any material obligation under such Company Contract by such other party, and, to the Knowledge of Seller Parent, no event has occurred or otherwise exists that with notice or lapse of time would constitute a breach or default by such other party, or permit termination, modification, or acceleration of such other party’s rights or obligations under such Company Contract.

(f)                           There are no amounts withheld or amounts for which a counterparty currently has a claim for offset against amounts otherwise due and payable under any Company Contract.

(g)                          Neither the Company nor any Company Subsidiary has received from the applicable counterparty any written or, to the Knowledge of Seller Parent, oral notice of termination of, or intent to terminate, any Company Contract.

(h)                         Neither the Company nor any Company Subsidiary has received any written or, to the Knowledge of Seller Parent, oral notice from any other party to any of the Company Contracts that such other party is entitled to reduce in a material manner any amount to be paid by such party under such Company Contracts as a result of or in connection with any action taken or order issued by any Governmental Authority.

(i)                             Neither the Company nor any Company Subsidiary has a material outstanding claim or cause of action (including relating to availability), whether for liquidated damages or other monetary damages or otherwise, under any Company Contract (including a warranty agreement), and neither the Company nor any Company Subsidiary has received written, or to the Knowledge of Seller Parent, oral notice of any claim or cause of action (including relating to availability) against it, whether for liquidated damages or other monetary damages, under any Company Contract (including a power purchase or sale agreement).

(j)                            Schedule 3.10(j) sets forth the categories of Change in Control Payments.

3.11.                     Taxes.

(a)                         Except as set forth in Schedule 3.11:

(i)                                     All Tax Returns that were required to be filed by or with respect to the Company or the Company Subsidiaries have been timely filed (taking into account any extension of time within which to file) and all such Tax Returns are complete and accurate in all material respects.  None of the Company or any of the Company Subsidiaries is the beneficiary of any extension of time within which to file any Tax Return.

(ii)                                  All Taxes for which the Company or the Company Subsidiaries are liable have been timely paid (other than Taxes not yet due and payable).  Except as set forth on Schedule 3.11(a)(ii), the Company and the Company Subsidiaries have withheld and timely paid (including any withholding tax on payments made to Seller Parent or Seller) over to the appropriate Tax Authority all Taxes which they are required to withhold from amounts paid or owing to any employee, independent contractor, creditor or other third party.  The unpaid Taxes of the Company and the Company Subsidiaries do not exceed such reserve for Tax liability (rather than any reserve for deferred Taxes established to reflect timing differences between book and Tax income) reflected on the face of the Balance Sheet as adjusted for the passage of time through the Closing Date in accordance with the past custom and practice of Seller Parent, Seller, the Company, and the Company Subsidiaries in filing Tax Returns.  Since the date of the Balance Sheet, neither the Company nor any Company Subsidiary has (i) changed a method of accounting for Tax purposes, (ii) surrendered any right to a Tax refund, (iii) changed an accounting period with respect to Taxes, (iv) filed an amended Tax Return, or (v) made, changed, or revoked any election with respect to Taxes.

(iii)                               There are no Liens for Taxes (other than for current Taxes not yet delinquent) on any of the Company’s or any Company Subsidiary’s Properties, or on the membership interests in the Company.

(iv)                              No deficiencies for any Taxes have been proposed, asserted or assessed in writing against the Company or any Company Subsidiary that are still pending.

(v)                                 There are no outstanding agreements, waivers, arrangements or requests for such agreements, waivers or arrangements extending the statutory period of limitations applicable to any claim for, or period of collection or assessment of, Taxes of or with respect to the Company or any Company Subsidiary.

(vi)                              No written or, to the Knowledge of Seller Parent (based on personal contact with an agent of a Tax Authority), oral notice has been received by the Company or any Company Subsidiary indicating that any Tax Return of the Company or any Company Subsidiary is under current examination by any Tax Authority.

(vii)                           None of the Company or any Company Subsidiary has entered into any “listed transaction,” as defined in Treasury Regulation Section 1.6011-4(b)(2).

(viii)                        Other than with respect to Project Sales and any customary tax indemnification provisions in Company Contracts, none of the Company nor any Company Subsidiary (A) is a party to or has any liability under any tax sharing or tax indemnification agreement or (B) has any liability for Taxes of any other Person.

(ix)                              Each Company Subsidiary’s current classification for federal tax purposes is set forth on Schedule 3.11(a)(ix). The Company is currently classified as a disregarded entity for federal tax purposes and previously was classified as a partnership and a corporation for federal tax purposes.

(x)                                 Other than those Company Subsidiaries listed on Schedule 3.11(a)(x), no Company Subsidiary has received or applied for a cash grant in lieu of the available energy tax credit pursuant to Section 48 of the Code under the terms of Section 1603 of the American Recovery and Reinvestment Act of 2009, as amended, and any rules, regulations or other guidance promulgated thereunder.

(xi)                              Neither the Company nor any Company Subsidiary is or has been a “tax-exempt entity” within the meaning of Section 168(h)(2) of the Code (determined after application of Section 168(h)(2)(B) of the Code) or is a “tax-exempt controlled entity” within the meaning of Section 168(h)(6)(F)(iii) of the Code, unless such entity has made the election provided in Section 168(h)(6)(F)(ii) of the Code.

(xii)                           Except as set forth on Schedule 3.10(a), no power of attorney is currently in effect, and no Tax ruling has been requested of any Governmental Authority with respect to any Tax matter, relating to the Company or any Company Subsidiary.

(xiii)                        The Company has not filed or been included as a member in a consolidated, unitary, or combined Tax Return with another Person, other than a group the common parent of which was the Company.

(xiv)                       No claim has ever been made by any Governmental Authority in a jurisdiction where the Company, any Company Subsidiary or Seller Parent does not file Tax Returns that the Company, any Company Subsidiary, or Seller Parent is or may be subject to Taxes assessed by such jurisdiction or that such Taxes may be assessed by such jurisdiction with respect to the Assets or activities of the Company or any Company Subsidiary.

(xv)                          Except as set forth on Schedule 3.11(a)(xv), neither the Company nor any Company Subsidiary has a permanent establishment in any country other than the United States or Canada.  Neither the Company nor any Company Subsidiary has participated in an international boycott, as defined in Section 999 of the Code.  Any intercompany transactions between or among the Company each Company Subsidiary or Seller Parent and its Affiliates (other than to the extent of any such transaction that for federal tax purposes is regarded as not having occurred) has used arm’s length prices and has satisfied all transfer pricing documentation requirements.

(xvi)                       No federal, state, local or other grant, financing, tax credit, or similar incentive, including any investment tax credit, production tax credit, or financing described in Section 45(b)(3) of the Code, has been applied for, claimed or received with respect to any Project or any of the Project Assets other than any operating Project or Project Assets of an operating Project.

(b)                         This Section 3.11 and Section 3.27 contain the sole and exclusive representations and warranties of Seller Parent with respect to Tax matters.

3.12.                     Employee Matters.

(a)                         Except as described in Schedule 3.12(a), (i) the Company and the Company Subsidiaries have not experienced any labor strikes or work stoppages by their employees due to labor disagreements in the last three (3) years and to the Knowledge of Seller Parent, none is currently pending; (ii) to the Knowledge of Seller Parent, the Company and the Company Subsidiaries are in compliance with all Applicable Laws respecting employment and employment practices, equal employment opportunity, occupational health and safety, terms and conditions of employment and wages and hours; (iii) the Company and the Company Subsidiaries have not received written notice from any Governmental Authority of any unfair labor practice charge, complaint or proceeding against the Company or any Company Subsidiary pending or threatened before the National Labor Relations Board or any other Governmental Authority with respect to their employees; and (iv) the Company and the Company Subsidiaries are not parties to any collective bargaining agreements.

(b)                         Schedule 3.12(b) contains a true and complete list of each Company Employee Benefit Plan.  With respect to each such Company Employee Benefit Plan, Seller Parent made available to Buyer a true and complete copy of all documents comprising such Company Employee Benefit Plan (or, to the extent no such copy exists, an accurate description) thereof, and, to the extent applicable, each of the following related thereto: (i) the most recent summary plan description and all summaries of material modifications, (ii) any related trust agreement, annuity contract, insurance contract or other funding instrument, (iii) any administrative service or other material agreements or documents related to the administration of such Company Employee Benefit Plan, (v) the most recent qualification letter, opinion letter or similar document issued by the Internal Revenue Service, (vi) the three most recent Form 5500 filings, with all schedules and attachments, and (vii) the annual discrimination testing report for the last three plan years.

(c)                          Except as would not result in a Material Adverse Effect, no event has occurred and no condition exists with respect to any Company Employee Benefit Plan that would be reasonably likely to subject the Company or an ERISA Affiliate to any tax, fine, lien, penalty or other liability imposed by ERISA, the Code or other Applicable Law; and no Company Employee Benefit Plan is subject to Title IV of ERISA (including any Multiemployer Plan).  To the Knowledge of Seller Parent, no party to any such Company Employee Benefit Plan is in breach of or default of any material obligation under such Company Employee Benefit Plan, and, to the Knowledge of Seller Parent, no event has occurred or otherwise exists that with notice or lapse of time would constitute a breach or default by any party.  Neither the Company nor any Company Subsidiary has a material outstanding claim or cause of action, whether for liquidated damages or other monetary damages or otherwise, under any Company Employee Benefit Plan.

(d)                         The Internal Revenue Service has issued a currently effective favorable determination letter with respect to each Company Employee Benefit Plan that is intended to be a “qualified plan” within the meaning of Section 401 of the Code or the Company Employee Benefit Plan is in the form of a pre-approved master or prototype plan that is the subject of a favorable opinion letter, upon which the Company may rely, and each trust maintained pursuant thereto has been determined to be exempt from federal income taxation under Section 501 of the Code by the Internal Revenue Service. Each such Company Employee Benefit Plan has been timely amended since the date of the latest favorable determination letter or opinion letter in accordance with all Applicable Laws. Nothing has occurred with respect to the operation of any such Company Employee Benefit Plan that is reasonably likely to cause the loss of such qualification or exemption or the imposition of any liability, penalty or Tax under ERISA or the Code or the assertion of claims by “participants” (as that term is defined in Section 3(7) of ERISA) other than routine benefit claims.

(e)                          There are no claims (except claims for benefits payable in the ordinary course of business and proceedings with respect to qualified domestic relations orders), suits or proceedings pending or, to the Knowledge of Seller Parent, threatened against or involving any Company Employee Benefit Plan, asserting any rights or claims to benefits under any Company Employee Benefit Plan or asserting any claims against any administrator, fiduciary or sponsor thereof. There are no pending or, to the Knowledge of Seller Parent, threatened investigations by any Government Entity involving any Company Employee Benefit Plan. Neither the Company nor any ERISA Affiliate has any Liability or obligation, including under any Employee Benefit Plan, arising out of the hiring of individuals to provide services and treating such individuals as consultants or independent contractors and not employees for federal income tax or other purposes. There are no “leased employees” (as such term is defined in Section 414(n) of the Code) of the Company or any ERISA Affiliate.

(f)                           All Company Employee Benefit Plans have been established, maintained and administered in accordance with their terms and with all provisions of Applicable Laws, including ERISA and the Code, except for instances of noncompliance where the costs associated with compliance or failing to comply, individually or in the aggregate, would reasonably not be expected to have a Material Adverse Effect on the Company or any ERISA Affiliate. All reports and information required to be filed with any Government Entity or provided to participants or their beneficiaries have been timely filed or disclosed and, when filed or disclosed, were accurate and complete. All contributions or premiums required to be made to, or benefit Liabilities arising under the terms of, each Company Employee Benefit Plan, including Liabilities for incurred, but not reported medical claims, for all periods have been made or adequately reserved for or have been accurately disclosed as Liabilities on the Financial Statements.

(g)                          Each Company Employee Benefit Plan that is a “non-qualified deferred compensation plan” (within the meaning of Section 409A(d)(1) of the Code) that is subject to Section 409A of the Code (“409A Plan”) has been operated in good faith compliance with Section 409A of the Code since January 1, 2005 and was, prior to January 1, 2009, amended to fully comply with the requirements of the final regulations promulgated under Section 409A of the Code. No Company Employee Benefit Plan that would be a 409A Plan but for the effective date provisions applicable to Section 409A of the Code as set forth in Section 885(d) of the American Jobs Creation Act of 2004, as amended (“AJCA”) has been “materially modified” within the meaning of section 885(d)(2)(B) of AJCA after October 3, 2004 or has been operated in violation of Section 409A. Neither the Company nor any ERISA Affiliate is required to provide any gross-up, make-whole, or other additional payment with respect to Taxes, interest or penalties imposed under any tax provisions, including Section 409A or Section 4999 of the Code.

(h)                         None of the Company Employee Benefit Plans promises or provides retiree medical or other retiree welfare benefits to any Person except as required by Applicable Law and neither the Company nor any ERISA Affiliate has represented, promised, or contracted to provide such retiree benefits to any employee, former employee, director, consultant or other Person, except as required by Applicable Law.

(i)                             Except as set forth in Schedule 3.12(i) or as required by applicable Law with respect to any Company Employee Benefit Plan, neither the execution of this Agreement nor the consummation of the transactions contemplated hereby (either alone or in conjunction with any other event) will: (i) increase any benefits otherwise payable under any Company Employee Benefit Plan, (ii) result in the acceleration of the time of payment or vesting of any such benefits, (iii) limit or prohibit the ability to amend or terminate any Company Employee Benefit Plan, (iv) require the funding of any trust or other funding vehicle, (v) renew or extend the term of any agreement in respect of compensation for an employee of the Company or any ERISA Affiliate that would create any Liability for Buyer after the Closing or (vi) result in any payment or benefits for any current or former Company Employee that may be considered “excess parachute payments” under Section 280G of the Code.

(j)                            For each month for which the provisions of Code Section 4980H apply to the Company and each Company Subsidiary, the Company and each Company Subsidiary has taken commercially reasonable steps necessary to ensure that no tax could become due under Code Section 4980H, and has maintained adequate records to permit the Company and each Company Subsidiary to comply with its reporting obligations under Sections 6055 and 6056 of the Code.

(k)                         No Company Employee Benefit Plan is subject to the Applicable Law of any jurisdiction other than the United States or the Province of Ontario, Canada.

(l)                             With respect to each insurance policy that insures any benefits under any Company Employee Benefit Plan, such policy is valid and binding, no material premiums due and payable thereunder by the Company or a Company Subsidiary are unpaid and neither the Company nor any Company Subsidiary has received any notice of cancellation or termination in respect of any such policy or is in non-curable default under any such policy.

(m)                     Seller has provided Buyer as Schedule 3.12(m)(i), a true, correct and complete list of each of the employees and individual service providers holding positions at the Company or the Company Subsidiaries showing each such person’s name, position, location of employment, status as exempt/non-exempt, salary and target bonuses for the current fiscal year. Except as contemplated by this Agreement and as set forth on Schedule 3.12(m)(ii), to the Knowledge of Seller Parent, no employee of the Company or any of the Company Subsidiaries has given written notice to the Company or any of the Company Subsidiaries that any such employee shall terminate his or her employment or service with the Company or any of the Company Subsidiaries.  The employment of each of the employees of the Company or any of the Company Subsidiaries is “at will” and neither the Company nor any of the Company Subsidiaries has any obligation to provide any particular form or period of notice prior to terminating the employment of any of their respective employees.

3.13.                     Insurance.  Schedule 3.13 contains a true and complete list of all insurance policies currently in effect as of the date hereof that insure the business, operations, employees or Properties of the Company and the Company Subsidiaries, including the Projects, or affect or relate to the ownership, use or operation of any of the Properties of the Company and the Company Subsidiaries, including the Projects, and that have been issued to the Company and the Company Subsidiaries.  Each such policy is valid and binding, no material premiums due under any such policies have not been paid and neither the Company nor any Company Subsidiary has received any notice of cancellation or termination in respect of any such policy or is in default under any such policy.  No outstanding claims have been made under such policies.

3.14.                     Environmental Matters.  Except as set forth in Schedule 3.14: (a) the Company, the Company Subsidiaries and the Projects are, and, to the Knowledge of Seller Parent, other than with respect to Project Sales which have not resulted in any claims for non-compliance, have been for the past five (5) years, in compliance in all material respects with all applicable Environmental Laws; (b) the Company and the Company Subsidiaries have not received any written, or, to the Knowledge of Seller Parent, oral notice of, any material violations of Environmental Law or Environmental Liability relating to the Company, the Company Subsidiaries or the Projects; (c) to the Knowledge of Seller Parent, there are no events, conditions or circumstances which have resulted or would result in an Environmental Condition that will result in the imposition of any material Environmental Liability on the Company, the Company Subsidiaries or the Projects; and (f) Seller Parent has made available to Buyer copies of all material reports, assessments and analyses in the Company’s or any Company Subsidiary’s possession relating to Environmental Conditions, Environmental Liabilities and Government Approvals.  This Section 3.14 and Section 3.20 contain the sole and exclusive representations and warranties of Seller with respect to environmental matters.

3.15.                     Intellectual Property.  Except as set forth in Schedule 3.15: (a) the Company or a Company Subsidiary owns or has the valid right to use all the Intellectual Property necessary to conduct their respective businesses as currently conducted free and clear of all Liens other than Permitted Liens; (b) the use of the Company IP by the Company and the Company Subsidiaries does not materially infringe the Intellectual Property of any third party and, to the Knowledge of Seller Parent, no third-party is infringing the Company IP; (c) no Action or Order is outstanding or pending or, to the Knowledge of Seller Parent, threatened that seeks to cancel, limit or challenge the ownership, use, validity or enforceability of any Company IP; and (d) the Company and the Company Subsidiaries have taken all customary steps (including executing non-disclosure and intellectual property assignment agreements and filing for statutory protections) to protect and maintain the Company IP.  Section 3.15, and Section 3.30 contain the sole and exclusive representations and warranties of Seller with respect to the Company IP.

3.16.                     Property.

(a)                         The Company and the Company Subsidiaries own in fee simple the real property described in Schedule 3.16(a), in each case subject only to Permitted Liens (the “Owned Real Property”).

(b)                         All leases of real property (each, a “Lease”) to which the Company or any Company Subsidiary is a party, as lessee, are listed in Schedule 3.16(b) (the Company’s or applicable Company Subsidiary’s interest in property which is leased pursuant to the Leases is referred to herein as the “Leased Real Property”).  Such Leases have not been assigned nor have the premises demised thereunder been subleased, in whole or in part, except as set forth in Schedule 3.16(b).  All leases of real property to which the Company or any Company Subsidiary is a party, as lessor, are separately listed in Schedule 3.16(b).  All options to purchase, option to lease, options to obtain an easement or other form of option agreement relating to real property to which the Company or any Company subsidiary is a party are listed in Schedule 3.16(b) (the “Option Agreements”). The Company’s or applicable Company Subsidiary’s interest in properties which are the subject of the Option Agreements are referred to herein as the “Optioned Real Property”, and the Owned Real Property, the Leased Real Property and the Optioned Real Property, the Company’s or applicable Company Subsidiary’s interest in all easements, tenancies, subleases, licenses, rights-of-way, occupancies, co-tenancies or other rights of possession collectively, are referred to herein as the “Real Property”.  Except for the Real Property, to the Knowledge of Seller Parent, there are no other beneficial real property interests such as leases, easements, tenancies, subleases, licenses, rights-of-way, occupancies, co-tenancies or other rights of possession or use in effect, oral or written which benefits such Site or the Project or any options for any of the foregoing. The Company and each Company Subsidiary has good and valid title or leasehold title (as applicable) to all of its respective personal property Assets (tangible and intangible), free and clear of all Liens other than Permitted Liens.  All payments required to be made by the Company and each Company Subsidiary under each Lease as of the Closing shall have been made by the Company or such Company Subsidiary on or before Closing.  None of the Owned Real Property and, to the Knowledge of Seller Parent, none of the other Real Property is subject to any Liens or other rights of third-parties, other than the Permitted Liens.

(c)                          A Company Subsidiary holds good and valid leasehold title in and to the Sites that are the subject of the Leases as lessee under the Leases in each case subject only to Permitted Liens.  The Leases and Option Agreements are in full force and effect, and constitute valid and binding legal obligations enforceable against the Company Subsidiary party thereto and, to the Knowledge of Seller Parent, each other party thereto in accordance with their terms, and will not be rendered invalid or unenforceable as a result of the transactions contemplated hereby, except, in each case, as such enforceability may be limited by the Enforceability Exceptions.  There are no understandings, amendments, modifications or changes, oral or written, between the applicable Company Subsidiary and any of the parties to the Leases or Option Agreements which in any material manner vary the obligations or rights of the parties thereunder.  Schedule 3.16(c) sets forth the current status of mineral rights and site control (including waivers of surface access with respect to mineral rights) with respect to all Real Property for the Near-Term Projects. Except as separately listed in Schedule 3.16(c), to Knowledge of Seller Parent based on current facts and circumstances, the Company or a Company Subsidiary has acquired sufficient mineral rights (or has acquired sufficient waivers of surface access with respect to mineral rights) to enable Stewart Title Guaranty Company, Fidelity National Title Company or another nationally recognized title insurance company to issue policies of title insurance with ALTA endorsement 35.3-06 with respect to all material Real Property necessary to develop, construct and operate the Near-Term Projects.  To the Knowledge of Seller Parent, the uses currently proposed to be made of the Real Property in connection with the Projects are or will be authorized under existing environmental, zoning, flood control and other land use regulations applicable to the relevant Real Property and Project.  To the Knowledge of Seller Parent, there are no zoning or other land use proceedings (including condemnation proceedings), either instituted or, planned to be instituted, that would preclude or materially and adversely affect the use, development and/or operation of the applicable Real Property for the applicable Project.

(d)                         To the Knowledge of Seller Parent, there is no writ, injunction, decree, order, award, ruling, stipulation or judgment outstanding, nor any Action pending or threatened relating to the ownership, lease, use, occupancy or operation of any Owned Real Property or, to the Knowledge of Seller Parent, any other Real Property, except as disclosed on Schedule 3.08.  None of Seller, the Company or any Company Subsidiary has received any written notice of any of the following, and, to the Knowledge of Seller Parent, none of the following events or conditions have occurred or currently exist: any written claims from any Governmental Authority having jurisdiction over the Projects or the real Property or from any Person who will provide utility service to the Real Property, that there are not sufficient easements and rights-of-way required for the operation of the Projects in the ordinary course, to provide ingress and egress to and from the Real Property, or for the applicable Company Subsidiary to satisfy its obligations under any Company Contracts.

(e)                          All Owned Real Property and, to the Knowledge of Seller Parent, all other Real Property is currently being maintained in all material respects in accordance with Applicable Laws, and none of Seller, the Company or any Company Subsidiary have received any notification that any Real Property is currently in violation of any Applicable Law with respect to such Real Property.  Except as set forth in the Leases and Option Agreements, there are no rents, royalties, fees or other amounts incurred, payable or receivable by any Company Subsidiary in connection with the Real Property other than Permitted Liens and Taxes.

(f)                           Except as set forth on Schedule 3.16(f), to Knowledge of Seller Parent based on current facts and circumstances, (a) the Real Property constitutes all of the real property interests reasonably necessary to develop, construct, use and operate all of the Near-Term Projects and (b) such real property interests are sufficient in all material respects for the applicable Company Subsidiaries to access, develop, install, construct, own and operate all of the Near-Term Projects as contemplated by the Company Contracts and any other contracts or agreements to be entered into by the Company Subsidiaries in connection with the Near-Term Projects, including for the sale of electricity and Environmental Attributes generated by or associated with the Near-Term Projects.  Except as set forth on Schedule 3.16(a) and Schedule 3.16(b), none of the Company or any Company Subsidiary owns, leases, licenses or otherwise has interests (including option interests) in any other real property other than the Real Property.

(g)                          The Company and each Company Subsidiary has good and marketable title or leasehold interests, as applicable, to their respective personal property Assets, free and clear of any and all Liens (other than Permitted Liens).

3.17.                     Condemnation.  Except as set forth in Schedule 3.17, neither the Company nor any Company Subsidiary has received written notice from any Governmental Authority of any pending or threatened proceeding to condemn or take by power of eminent domain or otherwise, by any Governmental Authority, all or any material part of the Properties.

3.18.                     Related Party Transactions.  Except as set forth on Schedule 3.18, no officer, manager or director of the Company or any Company Subsidiary: (a) owns, directly or indirectly, any of the outstanding Equity Securities of any Person that furnished or sold, or furnishes or sells, material services, products, land or technology to the Company or any Company Subsidiary for use in the Projects, (b) owns, directly or indirectly, any outstanding Equity Securities of any Person that purchases from or sells or furnishes to the Company or any Company Subsidiary any material goods or services used in the Projects, or (c) is party to any material Contract with the Company or any Company Subsidiary (other than the Organizational Documents, Contracts with respect to Change in Control Payments, and employment, confidentiality and indemnification Contracts with Company Employees).

3.19.                     Brokers.  Neither the Company nor any Company Subsidiary has any Liability to pay fees or commissions to any broker, finder or agent with respect to the transactions contemplated by this Agreement.

3.20.                     Governmental Approvals.  True and correct copies of each material Governmental Approval that has been obtained by or for the benefit of the Company Subsidiaries for the Projects have been made available to Buyer.  All material Governmental Approvals necessary for the construction, development, ownership and operation of the Projects have been obtained, except for Governmental Approvals not yet required as of the date that this representation is made based on current stage of development of such Project.  All such material discretionary Governmental Approvals issued or to be issued in the Company’s or a Company Subsidiaries’ name necessary for the construction, development, ownership and operation to the Near-Term Projects are set forth on Part I of Schedule 3.20.  Each Governmental Approval required to be held currently by the Company or any Company Subsidiary based on the current stage of development of the relevant Project and held by the Company or any Company Subsidiary is in full force and effect and, to the Knowledge of Seller Parent, not subject to any current Action that could reasonably be expected to allow any material modification or revocation thereof.  If the Applicable Law pursuant to which a Governmental Approval was issued specified a period of limited administrative or judicial appeal, except as set forth on Part II of Schedule 3.20, all such appeal periods have expired with respect thereto, and, to the Knowledge of Seller Parent, neither the Company nor any such Company Subsidiary is in violation of any such Governmental Approvals which would not have a material adverse impact on the Company, the Company Subsidiaries, their respective ability to develop the Projects, or the transactions contemplated hereby. There are no Actions pending, or to the Knowledge of Seller Parent threatened, which might reasonably be expected to result in the revocation or termination of any such Governmental Approval currently held by the Company or any Company Subsidiary in respect of the applicable Project or the imposition of any material penalty or condition thereunder.  To the Knowledge of Seller Parent, no event has occurred and is continuing that constitutes, or after notice or lapse of time or both would constitute, any material violation of any such Governmental Approval, or could reasonably be expected to result in a material adverse modification, revocation, or termination of, or any other material adverse change in, any such Governmental Approval.  To the Knowledge of Seller Parent, there are no specific circumstances directly related to a Governmental Approval which is required, has been applied for and has not yet been issued that would give a reasonable person reason to believe that such Governmental Approval would not be issued in due course in a form substantially conforming to the form of Governmental Approval for which the Company or relevant Company Subsidiary applied, acknowledging that some Governmental Approvals may be discretionary.

3.21.                     Debt Obligations.  Except as set forth in Schedule 3.21, neither the Company nor any Company Subsidiary has any Debt Obligations.

3.22.                     Project Interconnection.  The interconnection queue positions held by the Company Subsidiaries and any Affiliate in respect of a Project, and all material written agreements, studies and reports in the Company or the Company Subsidiaries’ possession entered into or issued by the applicable interconnection or transmission provider in connection with such queue positions or the Projects, are as listed on Schedule 3.22.  Other than as disclosed in the documents listed on Schedule 3.22, neither the Company, Company Subsidiaries nor any Affiliate has received written notice (or, to the Knowledge of Seller Parent, any oral notice) from the applicable interconnection or transmission provider specific to a Project, that the such interconnection or transmission provider has taken or has determined to take any action with respect to termination of such queue positions or the rights under any agreements set forth on Schedule 3.22.  The Company, Company Subsidiaries or any Affiliates, as applicable, have timely made all material deposits and other payments, and filed all material reports and other information, required in order to maintain such interconnection queue positions and interconnection and transmission rights in the documents listed on Schedule 3.22.

3.23.                     Books and Records.  The Books and Records have been kept and maintained in all material respects as required by Applicable Laws, and contain true, correct and complete copies of the governing documents, material meetings and consents in lieu of meetings of the members or managers of the Company and each Company Subsidiary, and such records accurately reflect in all material respects all transactions referred to in such minutes and consents.

3.24.                     Bank Accounts.  Schedule 3.24 contains a true and correct list of the names of all banks and other financial institutions in which the Company or any Company Subsidiary currently has an account, deposit or safe deposit box, along with the account numbers and the names of all Persons holding check signing or withdrawal power or access thereto or control thereunder.

3.25.                     Foreign Corrupt Practices Act.  Except as set forth on Schedule 3.25, Neither the Company nor any Company Subsidiary or any of their respective directors, officers, employees or, to the Knowledge of Seller Parent, any agents or any other Persons acting on their behalf has, in connection with the operation of their respective businesses, (a) used any corporate or other funds for unlawful contributions, payments, gifts or entertainment, or made any unlawful expenditures relating to political activity to foreign officials, candidates or members of any Governmental Authority or political party or organization, or established or maintained any unlawful or unrecorded funds in violation of Section 104 of the Foreign Corrupt Practices Act of 1977, as amended, or any other similar applicable Law, or (b) violated in any material respect or operated in material non-compliance with any export restrictions, anti-boycott regulations, embargo regulations or other similar Laws.

3.26.                     Hedging.  Except as set forth in Schedule 3.26, neither the Company nor any Company Subsidiary has executed any physical or financial electricity hedge contracts, currency or interest rate hedge contracts, exchange-traded futures or options transactions, over-the-counter transactions or derivatives thereof, interest rate swap agreements, trades or similar transactions.

3.27.                     Project Sales.  There are no outstanding indemnification claims or payments, purchase price payments or purchase price adjustments (including earn-outs and similar post-closing adjustments) to be made to or by any Person with respect to any of the Project Sales for which Seller Parent, Seller, the Company or Company Subsidiary is liable. There are no indemnification claims or indemnification payments, purchase price payments or purchase price adjustments (including earn-outs and similar post-closing adjustments) that will in the future be required to be made to or by any Person with respect to any of the Project Sales for which Seller Parent, Seller, the Company or Company Subsidiary is or will be liable.

3.28.                     Environmental Attributes.  Except as set forth in Schedule 3.28, and other than pursuant to the power purchase agreements listed on Schedule 3.10(a), (a) the Company Contracts do not convey any Environmental Attributes of the Projects to any Person and (b) the Projects retain full title to all Environmental Attributes associated with the Project Assets and (c) nothing in the Company Contracts, and nothing about the Project Assets, prevent the Projects from selling Environmental Attributes, including RECs.

3.29.                     Accuracy of Information.  The representations and warranties given by Seller Parent in this Agreement or any certificate, document or other instrument delivered by Seller Parent or Seller hereunder, do not contain any untrue statement of material fact, nor to the Knowledge of Seller Parent, do they omit to state a material fact necessary to make the statements or facts contained herein or therein, in light of the circumstances under which they were made, not misleading, taken as a whole.  Except as set forth in the Schedules to this Agreement, to the Knowledge of Seller, there is no material fact with respect to the development, construction and operation of any Project that has not been disclosed to Buyer that could reasonably be expected to have a Material Adverse Effect.

3.30.                     Confidential Information Protection.  The Company and the Company Subsidiaries have taken all commercially reasonable steps to protect and preserve the confidentiality of all trade secrets and other confidential or non-public information of the Company and the Company Subsidiaries or provided by any third party to the Company or the Company Subsidiaries (“Target Group Confidential Information”).  All current and former employees and contractors of the Company and the Company Subsidiaries and third parties having access to Confidential Information have executed and delivered to the Company or the Company Subsidiaries a written legally binding agreement regarding the protection of such Target Group Confidential Information.  The Company and the Company Subsidiaries have implemented and maintain a reasonable security plan consistent with industry practices of companies offering similar products or services.  To the Knowledge of Seller Parent, the Company and the Company Subsidiaries have not experienced any breach of security or otherwise unauthorized access by third parties to the Target Group Confidential Information in the possession, custody or control of the Company and the Company Subsidiaries.

ARTICLE IV.
REPRESENTATIONS AND WARRANTIES OF SELLER PARENT RELATING TO SELLER PARENT AND SELLER

Seller Parent represents and warrants to Buyer as of the date of this Agreement and the Closing Date as follows:

4.01.                     Organization; Qualification.  Each of Seller and Seller Parent is duly formed, validly existing and in good standing under the Applicable Laws of its jurisdiction of organization, and has all requisite organizational power and authority to conduct its business as it is now being conducted and to own, lease and operate its Properties.

4.02.                     Authority; Enforceability.  Each of Seller and Seller Parent has all requisite organizational power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby.  The execution and delivery by Seller and Seller Parent of this Agreement and the performance by Seller and Seller Parent of its obligations hereunder have been duly and validly authorized by all necessary organizational action.  This Agreement has been duly and validly executed and delivered by Seller Parent and Seller and constitutes the legal, valid and binding obligation of Seller Parent and Seller enforceable against Seller Parent and Seller in accordance with its terms, except as limited by the Enforceability Exceptions.

4.03.                     No Conflicts; Consents and Approvals.  The execution and delivery by Seller Parent and Seller of this Agreement does not, and the performance by Seller Parent and Seller of their respective obligations under this Agreement will not:

(a)                         conflict with or result in a violation or breach of any of the terms, conditions or provisions of the Organizational Documents of Seller Parent or Seller;

(b)                         subject to the receipt or making of the required filings, waivers, approvals, consents, authorizations and notices set forth on Schedule 4.03 (collectively, the “Seller Parent’s and Seller’s Approvals”), be in violation of or result in a breach of or default (or give rise to any right of termination, cancellation or acceleration) under (with or without the giving of notice, the lapse of time, or both) any material Contract to which Seller Parent or Seller is a party, except for any such violations or defaults (or rights of termination, cancellation or acceleration) which would not, individually or in the aggregate, result in a material adverse effect on Seller Parent’s or Seller’s ability to perform its obligations hereunder; or

(c)                          assuming all of the Seller Parent’s and Seller’s Approvals and other notifications provided in the ordinary course of business have been made, obtained or given (i) conflict with, violate or breach any term or provision of any Applicable Law applicable to Seller or Seller Parent, except as would not, individually or in the aggregate, result in a material adverse effect on Seller’s or Seller Parent’s ability to perform its obligations hereunder or (ii) require any consent or approval of any Governmental Authority, or notice to, or declaration, filing or registration with, any Governmental Authority, under any Applicable Law, other than such consents, approvals, notices, declarations, filings or registrations which, if not made or obtained, would not, individually or in the aggregate, result in a material adverse effect on Seller’s or Seller Parent’s ability to perform its obligations hereunder.

4.04.                     Legal Proceedings.  As of the date hereof, there are no Actions pending or, to the Knowledge of Seller Parent, threatened in writing against Seller Parent or Seller, nor are there any outstanding Orders that affect or bind Seller Parent, Seller or any of their Properties, that would result in the issuance of an Order restraining, enjoining or otherwise prohibiting or making illegal the performance by Seller Parent or Seller of its respective obligations under this Agreement.

4.05.                     No Other Representations or Warranties.  Except for the representations and warranties set forth in Article III and this Article IV, Seller Parent does not make any other express or implied representation or warranty.  Seller does not make any express or implied representation or warranty.

4.06.                     Solvency.  No petition or notice has been presented, no order has been made and no resolution has been passed for the bankruptcy, liquidation, winding-up or dissolution of Seller.  No receiver, trustee, custodian or similar fiduciary has been appointed over the whole or any part of Seller’s Assets or the income of Seller.  Seller has no plan or intention of, or has received any notice that any other Person has any plan or intention of, filing, making or obtaining any such petition, notice, order or resolution or of seeking the appointment of a receiver, trustee, custodian or similar fiduciary.

ARTICLE V.
REPRESENTATIONS AND WARRANTIES OF BUYER

Buyer hereby represents and warrants to Seller Parent as of the date of this Agreement and the Closing Date as follows:

5.01.                     Organization; Qualification.  Buyer is an organization duly formed, validly existing and in good standing under the Applicable Laws of its jurisdiction of organization, and has all requisite organizational power and authority to conduct its business as it is now being conducted and to own, lease and operate its Properties.

5.02.                     Authority; Enforceability.  Buyer has all requisite organizational power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby.  The execution and delivery by Buyer of this Agreement and the performance by Buyer of its obligations hereunder have been duly and validly authorized by all necessary organizational action.  This Agreement has been duly and validly executed and delivered by Buyer and constitutes the legal, valid and binding obligation of Buyer enforceable against Buyer in accordance with its terms, except as limited by the Enforceability Exceptions.

5.03.                     No Conflicts; Consents and Approvals.  The execution and delivery by Buyer of this Agreement do not, and the performance by Buyer of its obligations under this Agreement will not:

(a)                         conflict with or result in a violation or breach of any of the terms, conditions or provisions of the Organizational Documents of Buyer;

(b)                         assuming all required filings, waivers, approvals, consents, authorizations and notices set forth on Schedule 5.03 (collectively, the “Buyer’s Approvals”) have been obtained, be in violation of or result in a breach of or default (or give rise to any right of termination, cancellation or acceleration) under (with or without the giving of notice, the lapse of time, or both) any material Contract to which Buyer is a party, except for any such violations or defaults (or rights of termination, cancellation or acceleration) which would not, individually or in the aggregate, result in a material adverse effect on Buyer’s ability to perform its obligations hereunder; or

(c)                          assuming all of the Buyer’s Approvals and other notifications provided in the ordinary course of business have been made, obtained or given (i) conflict with, violate or breach any term or provision of any Applicable Law applicable to Buyer, except as would not, individually or in the aggregate, result in a material adverse effect on Buyer’s ability to perform its obligations hereunder or (ii) require any consent or approval of any Governmental Authority, or notice to, or declaration, filing or registration with, any Governmental Authority, under any Applicable Law, other than such consents, approvals, notices, declarations, filings or registrations which, if not made or obtained, would not, individually or in the aggregate, result in a material adverse effect on Buyer’s ability to perform its obligations hereunder.

5.04.                     Legal Proceedings.  As of the date hereof, there are no Actions pending or, to the knowledge of Buyer, threatened in writing against Buyer, nor are there any outstanding Orders that affect or bind Buyer or any of its Properties, that would result in the issuance of an Order restraining, enjoining or otherwise prohibiting or making illegal the performance by Buyer of its obligations under this Agreement.

5.05.                     Investment Representations.  Buyer is an investor experienced (or owned or managed by Persons experienced) in evaluating investments and, in particular (either on its own or with advisors), power generation facilities and has the knowledge, experience and resources to enable it to evaluate and to bear the risks of the investment represented by the Shares.

5.06.                     Brokers.  Except for the fees due Credit Suisse (Hong Kong) Limited (which are payable by Buyer)], all negotiations relating to this Agreement have been carried out by Buyer directly with Seller Parent and Seller without the intervention of any Person on behalf of Buyer in such manner as to give rise to any valid claim by any Person against Seller Parent, Seller, the Company or any Company Subsidiary for a finder’s fee, brokerage commission or similar payment.

5.07.                     Availability of Funds.  Buyer has sufficient funds available to it to pay the Total Purchase Price and the fees and expenses of Buyer related to the transactions contemplated by this Agreement and to enable Buyer to perform all of its obligations under this Agreement.  Buyer knows of no circumstance or condition that could be reasonably expected to prevent the availability at the Closing of such cash.  Buyer acknowledges and agrees that notwithstanding anything to the contrary contained herein, its obligation to consummate the transactions contemplated hereby is not subject to any financing contingency or condition. Buyer has neither knowledge nor reason to suspect that the monies used to fund the purchase of the Company or the transactions contemplated hereby have been or will be derived from or related to any illegal activities, including money laundering activities.

5.08.                     Waiver of Other Representations.  EXCEPT FOR ANY REPRESENTATIONS AND WARRANTIES SET FORTH IN ARTICLES III AND IV, THE COMPANY IS SOLD “AS IS, WHERE IS,” AND THE COMPANY, SELLER PARENT AND SELLER EXPRESSLY DISCLAIM ANY REPRESENTATIONS OR WARRANTIES OF ANY KIND OR NATURE, EXPRESS OR IMPLIED, AS TO THE LIABILITIES, OPERATIONS, TITLE, CONDITION, VALUE OR QUALITY OF THE PROPERTIES OF THE COMPANY OR ANY COMPANY SUBSIDIARY OR THE PROSPECTS (FINANCIAL AND OTHERWISE), RISKS AND OTHER INCIDENTS OF OWNERSHIP OF THE COMPANY, THE COMPANY SUBSIDIARIES, THE PROJECTS, THE PROPERTIES OF THE COMPANY OR ANY COMPANY SUBSIDIARY AND THE BUSINESS OF THE COMPANY OR ANY COMPANY SUBSIDIARY, INCLUDING, WITH RESPECT TO THE ACTUAL OR RATED GENERATING CAPABILITY OF THE PROJECTS OR THE ABILITY OF SELLER PARENT OR SELLER TO SELL FROM THE PROJECTS ELECTRIC ENERGY, CAPACITY, RENEWABLE ATTRIBUTES OR OTHER PRODUCTS RECOGNIZED BY ANY INDEPENDENT MARKET ADMINISTRATOR FROM TIME TO TIME, AND THE COMPANY AND SELLER SPECIFICALLY DISCLAIM ANY REPRESENTATIONS OR WARRANTIES OF MERCHANTABILITY, USAGE, OR SUITABILITY OR FITNESS FOR ANY PARTICULAR PURPOSE WITH RESPECT TO THE PROJECTS AND THE PROPERTIES OF THE COMPANY OR ANY COMPANY SUBSIDIARY, OR ANY PART THEREOF, OR AS TO THE WORKMANSHIP THEREOF, OR THE ABSENCE OF ANY DEFECTS THEREIN, WHETHER LATENT OR PATENT, OR COMPLIANCE WITH ENVIRONMENTAL REQUIREMENTS, OR AS TO THE CONDITION OF THE PROJECTS AND THE PROPERTIES OF THE COMPANY OR ANY COMPANY SUBSIDIARY, OR ANY PART THEREOF, IN EACH CASE EXCEPT AS SET FORTH IN THIS AGREEMENT. EXCEPT AS EXPRESSLY PROVIDED IN THIS AGREEMENT, THE COMPANY, SELLER PARENT AND SELLER EXPRESSLY DISCLAIM ANY REPRESENTATION OR WARRANTIES OF ANY KIND REGARDING THE SUITABILITY OF THE PROJECTS FOR OPERATION AS POWER PLANTS OR AS SITES FOR THE DEVELOPMENT OF GENERATION CAPACITY.  THE REPRESENTATIONS AND WARRANTIES SET FORTH IN ARTICLES III AND IV CONSTITUTE THE SOLE AND EXCLUSIVE REPRESENTATIONS AND WARRANTIES OF SELLER PARENT IN CONNECTION WITH THE TRANSACTIONS CONTEMPLATED HEREBY AND NO MATERIAL OR INFORMATION PROVIDED BY OR COMMUNICATIONS MADE BY THE COMPANY, SELLER PARENT, SELLER, ANY COMPANY SUBSIDIARY OR ANY BROKER OR INVESTMENT BANKER, INCLUDING INFORMATION IN THE DATA ROOM, AND ANY ORAL, WRITTEN OR ELECTRONIC RESPONSE TO ANY INFORMATION REQUEST PROVIDED TO SELLER PARENT OR SELLER WILL CAUSE OR CREATE ANY WARRANTY, EXPRESS OR IMPLIED.  BUYER HAS CONDUCTED ITS OWN INDEPENDENT REVIEW AND ANALYSIS OF THE BUSINESS, OPERATIONS, ASSETS, LIABILITIES, RESULTS OF OPERATIONS, FINANCIAL CONDITION, TECHNOLOGY AND PROSPECTS OF THE COMPANY AND THE COMPANY SUBSIDIARIES AND ACKNOWLEDGES THAT BUYER HAS BEEN PROVIDED ACCESS TO PERSONNEL, PROPERTIES, PREMISES AND RECORDS OF THE COMPANY AND THE COMPANY SUBSIDIARIES FOR SUCH PURPOSE.  IN ENTERING INTO THIS AGREEMENT, BUYER HAS RELIED UPON, AMONG OTHER THINGS, ITS DUE DILIGENCE INVESTIGATION AND ANALYSIS OF THE COMPANY, THE COMPANY SUBSIDIARIES AND EACH OF THEIR RESPECTIVE BUSINESSES.

ARTICLE VI.
COVENANTS OF THE PARTIES

6.01.                     Investigation by Buyer.  From and after the date hereof until the Closing Date or earlier termination of this Agreement (the “Interim Period”), Seller Parent will provide Buyer and its Representatives with reasonable access, upon reasonable prior notice and during normal business hours, to all officers and employees of the Company and the Company Subsidiaries and their respective Properties, Projects and Sites (provided, however, that Buyer shall not be entitled to collect any air, soil, surface water or ground water samples nor to perform any invasive or destructive sampling on the Sites) and the Books and Records relating to the Company and the Company Subsidiaries, but only to the extent that such access does not unreasonably interfere with the business and operations of the Company and the Company Subsidiaries; provided, however, that (a) Seller Parent shall have the right to (i) have a Representative present for any communication with employees or officers of the Company or any Company Subsidiary and (ii) impose reasonable restrictions and requirements for safety purposes and (b) Seller Parent shall not be required to provide access to any information that is (i) subject to attorney-client privilege to the extent doing so would cause such privilege to be waived, (ii) prohibited by Applicable Law or (iii) subject to contractual prohibitions against disclosure to the extent doing so would violate such prohibition (after Seller has used commercially reasonable efforts to obtain the consent of the other party to disclose such information and such consent has been denied).  In addition, upon reasonable advance request from Buyer for purposes of a smooth and efficient transfer and integration of the business the Company and the Company Subsidiaries and other reasonable purposes, Seller Parent shall use its commercially reasonable efforts to arrange meetings (whether telephonic or in person) with customers and suppliers of the Company and the Company Subsidiaries, provided that (i) Buyer shall consult with the Company regarding the topics for discussion at such meetings and Seller Parent shall have the right to have Representatives present at any such meetings, (ii) Seller Parent may reasonably limit the number of individuals and the number of meetings and (iii) Buyer shall coordinate all such meetings with one or more Persons designated by the Company or Seller Parent.  All such access and information obtained as a result of such access shall be subject to the terms and conditions of the Nondisclosure Agreement.  Except to the extent arising from or relating to the actions of Seller Parent, Seller, the Company, the Company Subsidiaries, their Affiliates and their Representatives, Buyer agrees to indemnify and hold harmless Seller Parent, Seller, the Company, the Company Subsidiaries, their Affiliates and their Representatives for any and all Losses to the extent arising out of the access rights under this Section 6.01, including any Losses by Seller Parent, Seller, the Company, the Company Subsidiaries, their Affiliates and their Representatives for any injuries or property damage while present at the Projects.

6.02.                     Certain Restrictions.

(a)                         During the Interim Period, except as set forth in Schedule 6.02(a) or unless otherwise contemplated by this Agreement, Seller shall cause the Company and each Company Subsidiary to operate and maintain their Properties in the ordinary course consistent with past practice and the Pre-Approved Expenditures and will refrain from taking any of the following actions without Buyer’s consent (which consent shall not be unreasonably withheld, delayed or conditioned):

(i)                                     except as set forth in Section 7.13, amending its Organizational Documents or undertaking any recapitalization, reorganization, liquidation, dissolution or winding up (provided that this clause (i) shall not restrict the Company or any Company Subsidiary from dissolving or renaming any Company Subsidiary or transferring the Equity Interest of such Company Subsidiary to the Company or another Company Subsidiary in the ordinary course of business consistent with past practice);

(ii)                                  other than as permitted by the Pre-Approved Expenditures, acquiring any Properties or disposing of any Properties of the Company or any Company Subsidiary (other than acquisitions or dispositions of spare equipment not to exceed Five Hundred Thousand U.S. Dollars ($500,000.00) in the aggregate), or incurring any Liens or permitting any Liens to be imposed on any material Property of the Company or any Company Subsidiary other than Permitted Liens and Liens to support letters of credit or Debt Obligations permitted under Section 6.02(a)(iv);

(iii)                               entering into any Contract that would be a Company Contract if in existence on the date hereof or amending, modifying or terminating (partially or completely) any material obligation or cost in any Company Contract; provided, however, that nothing in this clause shall inhibit the ability of the Company or any Company Subsidiary to (A) enter into any module supply agreement for any of the Near-Term Projects except for the RE Garland A LLC Project, RE Garland B LLC Project and RE Garland C Project (each as defined in Schedule 1.01(b) with a Tier 1 Supplier so long as (i) the cost of modules is less than or equal to the cost under, (ii) the terms of such module supply agreement (including module cost), taken as a whole, are not materially more adverse to the Company or Company Subsidiary than those set forth in, the module supply arrangement offered by CSI to the Company in an email from Thomas Koerner to Hendrick Lo on January 15, 2015 and (iii) the Tier 1 Supplier is not permitted to terminate such module supply agreement as a result of Buyer’s acquisition of the Company or (B) enter into, amend, modify or terminate Contracts (1) as required by a Governmental Authority, (2) as may be required by Applicable Law, or (3) in the ordinary course of business as permitted by the Pre-Approved Expenditures.

(iv)                              except as permitted by the Pre-Approved Expenditures, incurring Debt Obligations in an aggregate principal amount exceeding the amount set forth on Schedule 1.01(g);

(v)                                 merging or consolidating with any other Person;

(vi)                              other than as contemplated by this Agreement or undertaken in the ordinary course of business, canceling any debts owed to the Company or any Company Subsidiary, or waiving any claims or rights, having a value in the aggregate in excess of Five Hundred Thousand U. S. Dollars ($500,000) in the aggregate;

(vii)                           settling or compromising any material Tax or making any new, or changing any existing, material Tax election;

(viii)                        increasing the level of wages, overall compensation or other benefits of any Company Employees (except for previously communicated increases and spot bonuses that do not exceed the amount permitted by the Pre-Approved Expenditures);

(ix)                              establishing a 2015 Annual Incentive Plan (A) with goals that are materially easier to achieve than the goals historically established by the Company or (B) with terms and conditions that place any limitations on the Company, or that give any Company Employee a better right to payment, than the provisions that have historically been included in the Company’s annual incentive plans;

(x)                                 establishing, entering into or amending (other than amendments required by Applicable Law) any plan or contract that would be considered a Company Employee Benefit Plan that would materially increase the benefits thereunder or the costs to the Company or a Company Subsidiary;

(xi)                              failing to maintain insurance coverage substantially equivalent to its existing insurance coverage of its Properties as in effect on the date hereof unless such insurance coverage is not available on commercially reasonable terms;

(xii)                           changing in any material respect the Company or any Company Subsidiary’s accounting methods or practices other than as required by GAAP;

(xiii)                        declaring or paying any dividends or distributions;

(xiv)                       making any expenditures, loans or advances that are not Pre-Approved Expenditures;

(xv)                          enter into any separation or similar agreement with any employee of the Company or any Company Subsidiary;

(xvi)                       in connection with any Debt Obligations between the Company or any Company Subsidiary, on the one hand, and Seller Parent or any other Affiliate of Seller Parent (other than the Company or any Company Subsidiary), on the other hand, charge the Company or any Company Subsidiary any interest or other expense that is not consistent with an arm’s length transaction; or

(xvii)                    agreeing or committing in writing to do or engage in any of the foregoing.

(b)                         Without limiting Seller Parent’s or Seller’s obligations under this Agreement, including this Section 6.02, nothing contained in this Agreement shall give Buyer, directly or indirectly, the right to control or direct the Company’s or any Company Subsidiary’s operations prior to the Closing.  Prior to the Closing and subject to Seller Parent’s and Seller’s obligations under this Agreement and Section 6.02, Seller shall cause the management of the Company Subsidiaries to exercise, consistent with and in accordance with the terms and conditions of this Agreement and as permitted by the Pre-Approved Expenditures, complete control and supervision over the operations of the Company and the Company Subsidiaries.

(c)                          During the Interim Period, Seller Parent shall provide Buyer with a weekly report with respect to the items identified on Exhibit C.

(d)                         During the Interim Period, without limiting the obligations of Seller Parent or Seller under this Section 6.02, Seller shall the Company and each Company Subsidiary to (i) use commercially reasonable efforts to take all actions reasonably necessary at the stage of development of each Project to further the development of such Project, (ii) use commercially reasonable efforts to maintain all existing relationships with the material agents, customers and vendors of the Company and each Company Subsidiary and any Government Approvals or interconnection or transmission rights or positions and (iii) pay all accounts payable and other obligations as they become due and payable in the ordinary course and consistent with past practice.

(e)                          During the Interim Period, Seller Parent shall promptly notify Buyer (in writing after Seller Parent or Seller has notice thereof), and Buyer shall promptly notify Seller Parent (in writing after Buyer has notice thereof), and keep such other Party advised, as to (i) any Action pending and known to such Party or, to its knowledge, threatened against such Party that challenges the transactions contemplated hereby, (ii) any notice or other communication from any Governmental Authority seeking information regarding the transactions contemplated by this Agreement; and (iii) any notice or other communication from any Person alleging that the consent of such Person is or may be required in connection with the transactions contemplated by this Agreement.

6.03.                     Reasonable Best Efforts; Regulatory and Other Approvals.  During the Interim Period:

(a)                         Each Party will, in order to consummate the transactions contemplated hereby, (i) take all steps necessary, and proceed diligently and in good faith and use its reasonable best efforts, as promptly as practicable to obtain the Company’s Approvals, Seller Parent’s and Seller’s Approvals and the Buyer’s Approvals, and (ii) provide such other information and communications to such Governmental Authorities or other Persons as such Governmental Authorities or other Persons may reasonably request in connection therewith.

(b)                         The Parties will provide prompt notification to each other when any such approval referred to in Section 6.03(a) is obtained, taken, made, given or denied, as applicable, and will advise each other of any material communications with any Governmental Authority or other Person regarding any of the transactions contemplated by this Agreement.

(c)                          In furtherance of the foregoing covenants:

(i)                                     Each Party shall prepare, as soon as is practical following the execution of this Agreement, all necessary filings in connection with the transactions contemplated by this Agreement that may be required to be filed by such Party under the HSR Act, the Exon-Florio amendment to the Defense Production Act of 1950, 50 U.S.C. app. 2170 (if compelled to file), the Canadian Competition Act or any other federal, state, local or foreign Applicable Laws (the “Regulatory Filings”). Each Party shall submit such Regulatory Filings as soon as practicable, but in no event later than five (5) Business Days (subject to extension by mutual agreement) after the execution hereof. The Parties shall request expedited treatment of any such Regulatory Filing (if applicable), shall promptly furnish each other with copies of any notices, correspondence or other written communication from the relevant Governmental Authority, shall promptly make any appropriate or necessary subsequent or supplemental filings and shall cooperate in the preparation of such filings as is reasonably necessary and appropriate.  Each Party shall have the right to review in advance all information related to Seller Parent, Seller, the Company, any Company Subsidiary or Buyer, as applicable, and the transactions contemplated by this Agreement with respect to any Regulatory Filings.

(ii)                                  Each Party shall promptly respond to and comply with any additional requests for information relating to or arising in connection with any Regulatory Filing, including requests for production of documents and production of witnesses for interviews or depositions related thereto.  Each Party shall cooperate in good faith with any Governmental Authority related to the foregoing and shall undertake promptly any and all commercially reasonable action required to complete lawfully the transactions contemplated by this Agreement.  The Parties shall each be responsible for one-half of all filing and similar fees relating to the Regulatory Filings.

(iii)                               Each Party shall cooperate in good faith with all Governmental Authorities, shall not take any action that could adversely affect the approval of any Governmental Authority of any of the aforementioned Regulatory Filings, and shall undertake promptly any and all commercially reasonable action required to complete lawfully the transactions contemplated by this Agreement prior to the Termination Date.

6.04.                     Employees; Employee Benefits.

(a)                         Prior to the Closing, Seller shall cause the Company to terminate the Company Employee Benefit Plans listed on Schedule 6.04(a).  Prior to the Closing Date, all spot bonuses awarded or communicated to any individual shall be paid in cash in full.

(b)                         From and after the Closing Date, Buyer shall or shall cause the Company to honor, pay, perform and satisfy any and all Liabilities and responsibilities to or in respect of all current and former employees, directors and consultants (including those individuals who are full-time, part-time, temporary, on vacation or on a paid or unpaid leave of absence) (or any dependent or beneficiary thereof) of the Company and any Company Subsidiary (collectively, the “Company Employees”) arising under the terms of each Company Employee Benefit Plan, as in effect immediately prior to the Closing Date or subsequently amended, for as long as such Company Employee Benefit Plan is in effect, including with respect to any payments, benefits or rights arising as a result of the transactions contemplated by this Agreement (either alone or in combination with any other event).  The foregoing shall not limit in any way the right of the Company to amend or terminate any Company Employee Benefit Plan at any time, subject to any limitations under such Company Employee Benefit Plan on the ability to effect an amendment or termination that adversely affects the participants thereunder.

(c)                          During the period commencing on the Closing Date and ending on December 31, 2015 (the “Benefits Continuation Period”), Buyer shall provide (i) each Company Employee with his or her base salary or hourly rate and annual target bonus opportunity amount (which may be payable in cash, equity or a combination thereof, as determined in the sole discretion of Buyer) that is at least equal to the amount of such compensation of such Company Employee immediately prior to the Closing Date and (ii) benefits that are not less favorable in the aggregate than the aggregate benefits provided to similarly situated employees at Buyer as of the Closing Date.

(d)                         From and after the Closing Date, Buyer shall cause each Company Employee’s service prior to the Closing Date with the Company, any Company Subsidiary, or any predecessor thereof, to be treated as service with Buyer and its Affiliates for all purposes (including to determine eligibility to participate, level of benefits, accrual rate and vesting) under any employee benefit plans, programs or arrangements of Buyer and its Affiliates in which Company Employees may be eligible to participate from and after the Closing Date (including, without limitation, with respect to any vacation, paid time off and severance benefits), to the same extent such service was recognized by Seller Parent and/or its Affiliates for the same or similar purpose immediately prior to the Closing Date; provided, however, that such service need not be recognized to the extent that such recognition would result in any duplication of benefits or under any Employee Pension Benefit Plan that is subject to Title IV of ERISA; and provided, however, that Buyer may choose, for purposes of determining an employee’s status as a full-time employee or eligibility for participation in a health plan during a stability period under Code Section 4980H, to either continue to apply Seller Parent’s rules or to apply any reasonable transition method it determines.  With respect to any welfare benefit plans maintained by Buyer or its Affiliates for the benefit of Company Employees (and any dependents or beneficiaries thereof) from and after the Closing Date, Buyer shall cause such plans to (i) waive any preexisting condition limitations, exclusions, actively-at-work requirements, waiting periods, evidence of insurability requirements and other similar restrictions with respect to the Company Employees (or any dependents or beneficiaries thereof) and (ii) recognize all co-payments, deductibles and other similar expenses incurred by the Company Employees (or any dependents or beneficiaries thereof) during the calendar year in which the Closing Date occurs, to the extent such expenses were recognized immediately prior to the Closing Date, subject in the case of such plan that is provided through insurance, to the consent of the applicable insurance carrier, which the Company shall use its commercially reasonable efforts to obtain.

(e)                          The Parties acknowledge and agree that all provisions contained in this Section 6.04 are included for the sole benefit of the Parties, and that nothing in this Agreement, whether express or implied, shall be treated as an amendment or other modification of any Company Employee Benefit Plan or other benefit plan, agreement or other arrangement, or shall create any third party beneficiary or other right (i) in any other Person, including any Company Employee or any participant in any Company Employee Benefit Plan or other benefit plan, agreement or other arrangement (or any dependent or beneficiary thereof), or (ii) to continued employment with Buyer, the Company or any of their respective Affiliates.

6.05.                     Supplemental Disclosure.  Seller Parent shall have the right from time to time prior to the Closing Date to supplement or amend Seller Parent’s Disclosure Schedule with respect to any matter hereafter arising or discovered which if existing or known at the date of this Agreement would have been required to be set forth or described in Seller Parent’s Disclosure Schedule.  Any such supplemental or amended disclosure shall be deemed to not have cured any such breach of representation or warranty made in this Agreement unless related to an item consented to by Buyer in accordance with Section 6.02.

6.06.                     No Negotiations.  During the Interim Period, Seller Parent, Seller, the Company and each Company Subsidiary shall not, and shall cause their Affiliates and Representatives not to, initiate or solicit, directly or indirectly, any inquiries or the making of any proposal with respect to, engage in negotiations concerning, provide any confidential information or data to any Person with respect to, have any discussions with any Person (except with Buyer) or enter into any letter of intent or similar document or any agreement or commitment relating to, an Acquisition Proposal and shall immediately cease and cause to be terminated any existing activities, discussions or negotiations with any Persons conducted prior to the date hereof with respect to any of the foregoing.  If Seller Parent, Seller, the Company or any Company Subsidiary, or its respective Representatives, as applicable, receives, prior to the Closing, any Acquisition Proposal, the Company will immediately suspend any discussions with such offeror or Person with regard to such Acquisition Proposal and notify Buyer thereof.

6.07.                     Further Assurances; Post-Closing Cooperation.

(a)                             Upon the terms and subject to the conditions of this Agreement, at any time or from time to time after the Closing, each of the Parties hereto shall execute and deliver such other documents and instruments, provide such materials and information and take such other actions as may reasonably be necessary, proper or advisable, to the extent permitted by Applicable Law, to fulfill its obligations under this Agreement.

(b)                             If, in order to properly prepare its Tax Returns, other documents or reports required to be filed with Governmental Authorities or its financial statements or to fulfill its obligations hereunder, it is necessary that Seller Parent or Seller be furnished with additional information, documents or records relating to the business or financial or operating condition of the Company and the Company Subsidiaries, and such information, documents or records are in the possession or control of Buyer, Buyer agrees to use its reasonable best efforts to furnish or make available such information, documents or records (or copies thereof) at Seller Parent’s or Seller’s request. Buyer agrees for a period of seven (7) years after the Closing Date, or such longer period as the Books and Records and other data relating to the business or financial or operating condition of the Company and the Company Subsidiaries in Buyer’s possession with respect to periods prior to the Closing Date remain relevant to open Tax years, not to destroy or otherwise dispose of any such books, records and other data unless Buyer shall first offer by notice to Seller Parent and Seller to surrender such books, records and other data and Seller Parent and Seller shall not agree in writing to take possession thereof, at its cost and expense, during the ten (10) day period after such offer is made.

6.08.                     Release of Guaranties, etc.  With respect to each guaranty, letter of credit, indemnity, performance or surety bond, agreement to provide capital or other credit support arrangement issued by or for the account of Seller Parent, Seller or any of their respective Affiliates (other than the Company or a Company Subsidiary) in relation to the Company, any Company Subsidiary or the business the Company and the Company Subsidiaries, including all such items shown on Schedule 6.08 (collectively, the “Support Obligations”), Buyer shall use reasonable best efforts to provide or obtain, prior to the Closing, substitute agreements and credit support arrangements in replacement for the Support Obligations (including posting cash collateral if necessary to obtain such replacement arrangement), and shall procure that Seller Parent, Seller and their respective Affiliates, and, where applicable, its sureties or letter of credit issuers, be fully and unconditionally released from its respective obligations under the Support Obligations, in each case in form and substance reasonably satisfactory to Seller Parent or Seller, as applicable.  Seller Parent and Seller will cooperate reasonably with Buyer with respect to the foregoing.

6.09.                     Indemnification of Directors and Officers; Directors’ and Officers’ Insurance.

(a)                         From and after the Closing, Buyer shall indemnify and hold harmless each individual who served as a manager, director or officer of the Company or the Company Subsidiaries prior to the Closing (each an “Indemnified Director or Officer” and collectively, the “Indemnified Directors and Officers”) to the fullest extent authorized or permitted by Applicable Law, as now or hereafter in effect, on the same basis as such Indemnified Directors and Officers are currently covered, including pursuant to any terms and conditions of (i) any agreement in effect as of the date of this Agreement between or among the Company or any of the Company Subsidiaries and any Indemnified Director or Officer providing for the indemnification or exculpation of, or advancement of expenses to, such Indemnified Director or Officer and set forth in Schedule 6.09 and (ii) the Company’s and Company Subsidiaries’ Organizational Documents as in effect as of the date of this Agreement.  For six (6) years after the Closing Date, Buyer shall cause to be maintained in effect provisions of the Company’s and the Company Subsidiaries’ respective Organizational Documents (or in such documents of any successor to the business of the Company or the Company Subsidiaries) regarding exculpation or elimination of liability of directors, indemnification of managers, officers, directors and employees and advancement of expenses that are no less advantageous to the intended beneficiaries than the corresponding provisions in existence on the date of this Agreement.

(b)                         On or before the Closing Date, Seller Parent shall arrange and pay the premium for, tail or extended reporting coverage from the directors’ and officers’ liability insurance policy or policies and the fiduciary liability insurance policies providing the Company and each of the Company Subsidiaries, as well as each individual currently covered by the Company Subsidiaries’ or Seller’s directors’ and officers’ liability insurance coverage for events occurring at or prior to the Closing (including acts or omissions relating to the approval of this Agreement and consummation of the transactions contemplated hereby) that contains terms, conditions, payment priorities, retentions and limits of liability no less favorable in the aggregate than such existing policy, from an insurance carrier with the same or better credit rating as the Company’s current insurance carrier with respect to such policies (the “D&O Tail Coverage”).  The D&O Tail Coverage shall be non-cancellable and shall remain in full force and effect for a period of six (6) years after the Closing Date.

(c)                          The provisions of this Section 6.09 shall survive the Closing and (i) are intended to be for the benefit of, and shall be enforceable by, each Indemnified Director or Officer and his or her heirs, executors and representatives and (ii) are in addition to, and not in substitution for, any other rights to indemnification or contribution that any such Person may have by contract or otherwise.  The obligations of Buyer under this Section 6.09 shall not be terminated or modified in such a manner as to adversely affect the rights of any Indemnified Director or Officer under this Section 6.09 without the consent of such affected Indemnified Director or Officer.

6.10.                     Confidentiality, Non-Solicitation and Non-Competition.

(a)                         For a period of one (1) year following the Closing Date, Seller Parent shall and shall cause each of its Affiliates not, to directly or indirectly, as an employee, agent, consultant, stockholder, director, co-partner or in any other individual or representative capacity, hire, solicit, cause, induce or encourage to leave the employment or other service of the Company or any Company Subsidiary or hire, employ or otherwise engage any such individual, any person on Schedule 6.10 (such persons, the “Key Employees”); provided that nothing contained in this Section 6.10(a) shall (i) prohibit Seller Parent from hiring any such individual in the event that such individual shall have responded to a general solicitation for employment not otherwise aimed or targeted at the employees of the Company or any Company Subsidiary or (ii) apply with respect to any such employee who ceases to be employed by the Company, any Company Subsidiary or Buyer at least one (1) year prior to any direct or indirect solicitation by Seller Parent or its Affiliates.

(b)                         For a period of two (2) years following the Closing Date (except with respect to any Buyer Confidential Information that constitutes a trade secret for which the obligations set forth herein shall survive for a period of five (5) years following the Closing Date), except as may be approved in writing by the Buyer, or as may be necessary for the proper discharge by Seller Parent or Seller of its duties or exercise of its rights under this Agreement, or as may be necessary to be disclosed to counsel, Taxing Authorities and accountants preparing Seller’s or Seller Parent’s tax reports and filings, or as may be required under Applicable Law, Seller Parent and Seller shall, and shall cause their respective Representatives to, keep all documents, materials, records and other information that it has or has obtained prior to or after the Closing regarding Buyer, or any member of the Company or any Company Subsidiary (“Buyer Confidential Information”) strictly confidential and will not disclose such information without Buyer’s prior written consent.  “Buyer Confidential Information” shall not include information that (i) is or becomes publicly available (other than as a result of a disclosure by Seller Parent, Seller or their respective Representatives in violation of this Section 6.10), (ii) is or becomes available to it from a source that, to the Knowledge of Seller Parent, is not prohibited from disclosing such information to it by a legal, contractual or fiduciary obligation or (iii) has been independently developed by it (other than by or with respect to the Company or any of the Company Subsidiaries) or its respective Representatives without reference to confidential information.

(c)                          Except for minority investments in the ordinary course of business (including in connection with module sales), neither Seller Parent nor any business or entity directly or indirectly majority owned or managed by Seller Parent shall, for a period beginning on the Closing Date and ending on the date that is one (1) year after the Closing Date, without Buyer’s prior written consent, directly own, invest in or control any business, whether in corporate, proprietorship or partnership form or otherwise, that is developing solar plants 5MW or greater having the same point of interconnection as any Project listed on Schedule 6.10(c).  This Section 6.10(c) shall terminate and be of no further force and effect upon the merger, sale or combination of Seller with or into any other Person; provided that such merger, sale or combination is not entered into to avoid Seller Parent’s obligations under this Section 6.10(c).

(d)                         Notwithstanding anything to the contrary, in the case of breach of the covenants in this Section 6.10, (i) the Parties acknowledge that any such breach may result in serious and irreparable injury to Buyer, and therefore each Party acknowledges and agrees that in the event of such a breach Buyer shall be entitled, in addition to any other remedy at law or in equity to which Buyer may be entitled, to equitable relief, including specific performance and an injunction to restrain such breaching party from such breach and to compel compliance with the obligations of such breaching party hereunder in protecting or enforcing Buyer’s rights and remedies, without necessity of posting bond or other surety, and (ii) the claiming of damages for any losses incurred by Buyer due to actions prohibited by the aforesaid covenants under Article XI shall remain unaffected.

(e)                          The Parties acknowledge that the covenants set forth in this Section 6.10 are an essential element to this Agreement and that, but for these covenants, the Parties would not have entered into this Agreement.  The Parties specifically acknowledge and agree that each Party has received adequate consideration in exchange for entering into these covenants, the foregoing restrictions are reasonable and necessary to protect the legitimate interest of Buyer following the Closing, including the goodwill that Buyer shall be purchasing from Seller pursuant to the transactions contemplated hereby.

(f)                           The Parties acknowledge that this Section 6.10 constitutes an independent covenant and shall not be affected by performance or nonperformance of any other provisions of any of the Transaction Documents or any other document contemplated thereby.

(g)                          It is the intention of the Parties hereto that if any of the restrictions or covenants contained in this Section 6.10 is held to cover a geographic area or to be for length of time which is not permitted by Applicable Law, or in any way construed to be too broad or to any extent invalid, such restrictions or covenants shall not be construed to be null, void and of no effect, but to the extent such restrictions or covenants would be valid or enforceable under Applicable Law, a court of competent jurisdiction shall construe and interpret or reform this Section 6.10 to provide for a covenant having the maximum enforceable geographic area, time period and other provisions (not greater than those contained in this Section 6.10) that would be valid and enforceable under law.

6.11.                     Use of Name; Name Change.  Seller Parent agrees that upon the Closing, Buyer, the Company and the Company Subsidiaries shall have the sole right to the use of the names “Recurrent” and “Recurrent Energy” or similar names and any service marks, trademarks, trade names, d/b/a names, fictitious names, identifying symbols, logos, emblems, signs or insignia related thereto or containing or comprising the foregoing, including any name or mark confusingly similar thereto (collectively, the “Recurrent Energy Marks”).  Except as may be necessary to be disclosed to counsel, Taxing Authorities and accountants preparing Seller Parent’s or Seller’s tax reports and filings, or as may be required under Applicable Law, Seller Parent shall not, and shall not permit its Affiliates to, use such name or any variation or simulation thereof or any of the Recurrent Energy Marks.  In furtherance of the foregoing, within twenty (20) Business Days after the Closing Date, Seller Parent shall, and shall cause any of its Affiliates, to change its name to a name that does not include “Recurrent” or “Recurrent Energy” and to provide evidence of the effectiveness of the filing with the Secretary of State of the State of Delaware of an amendment to its certificate of formation consistent with the foregoing.

6.12.                     Status of Seller.  Buyer acknowledges and agrees that Seller may assign its right to receive any payments under this Agreement to Seller Parent and, thereafter, Seller Parent may either sell or dissolve Seller.  After such assignment, Buyer shall have no recourse against Seller for any obligations under this Agreement or in connection with the transactions contemplated hereby and Buyer shall make all assigned payments with respect to the Total Purchase Price directly to Seller Parent.  Buyer shall cooperate, at no out-of-pocket cost or Liability to Buyer or its Affiliates, as and to the extent reasonably requested by Seller Parent as appropriate in connection with this Section 6.12, including with respect to (a) the audit of Seller’s financial statements for the period from April 1, 2014 through Closing and (b) Seller’s Tax filings for the period from April 1, 2014 through Closing.

ARTICLE VII.
CONDITIONS TO OBLIGATIONS OF BUYER

The obligations of Buyer to consummate the Closing are subject to the fulfillment, at or before the Closing, of each of the following conditions (all or any of which may be waived in whole or in part by Buyer in its sole discretion):

7.01.                     Representations and Warranties.  The representations and warranties made by Seller Parent in Article III and Article IV which are qualified by the words “material” or “Material Adverse Effect” or similar qualification shall be true and accurate in all respects on and as of the Closing Date as though made on and as of the Closing Date, and the representations and warranties made by Seller Parent which are not so qualified shall be true and accurate in all material respects on and as of the Closing Date as though made on and as of the Closing Date, except for (i) changes permitted or contemplated hereby and (ii) representations and warranties which are made as of a specific date, which shall be true and accurate, or true and accurate in all material respects, as applicable, as of such date.

7.02.                     Performance.  Seller Parent and Seller shall have performed and complied in all material respects with the agreements, covenants and obligations required by this Agreement to be so performed or complied with by them at or before the Closing.

7.03.                     Officer’s Certificates.  Seller Parent shall have delivered to Buyer at the Closing a certificate of an officer of Seller Parent, dated as of the Closing Date, as to the applicable matters set forth in Sections 7.01 and 7.02.

7.04.                     Orders and Applicable Laws.  There shall not be in effect on the Closing Date any Order or Applicable Law restraining, threatening, enjoining or otherwise prohibiting or making illegal the consummation of any of the transactions contemplated by this Agreement.

7.05.                     Approvals.  The Buyer’s Approvals, the Seller Parent’s and Seller’s Approvals and the Company’s Approvals shall have been duly obtained, made or given and shall be in full force and effect in form and substance reasonably acceptable to Buyer, and all terminations or expirations of waiting periods imposed by any Governmental Authority shall have occurred.

7.06.                     Resignations.  Seller shall have caused the resignation of all members of the Board of Directors of the Company and the Company Subsidiaries and the individuals set forth in Schedule 7.06.

7.07.                     FIRPTA Certificate.  Seller shall have delivered to Buyer a properly executed certificate in form reasonably acceptable to Buyer for purposes of satisfying Buyer’s obligations under Treasury Regulations Section 1.1445-2(b)(2), to the effect that Seller is not a foreign person within the meaning of Section 1445(b)(2) of the Code.

7.08.                     General Release.  Buyer shall have received a general release (the “General Release”) from Seller Parent substantially in the form attached hereto as Exhibit A.

7.09.                     Certificates.  Seller Parent shall have furnished Buyer with, in form and substance reasonably satisfactory to Buyer, a certificate executed by an authorized officer or manager of Seller Parent or Seller, as the case may be and as applicable, certifying as of the Closing Date (a) a true and correct copy of the certificate of incorporation of Seller, as amended; (b) a certified copy of the commercial register of Seller Parent as of the Closing Date; (c) the minutes of the board of director’s meeting of Seller Parent authorizing the execution of this Agreement; (d) a true and correct copy of the corporate action of Seller authorizing the execution, delivery and performance of the Agreement, and the consummation of the transactions contemplated hereby and thereby, as applicable; (e) the authority and incumbency of the Representatives of Seller executing this Agreement and the Transactions Documents, as applicable; (f) true and correct copies of each of Seller Parent, Seller, the Company and each Company Subsidiary’s Organizational Documents and (g) a good standing certificate for Seller, the Company and each Company Subsidiary (to the extent applicable in the relevant jurisdiction) issued by the jurisdiction of its incorporation or formation, respectively, in each case dated no earlier than ten (10) Business Days prior to the Closing Date.

7.10.                     Books and Records.  Buyer shall have received copies of all material Books and Records of the Company and each Company Subsidiary.

7.11.                     Assignment Agreement.  Buyer shall have received the Assignment Agreement, duly executed by Seller.

7.12.                     Material Adverse Effect.  No Material Adverse Effect shall have occurred.

7.13.                     LLC Agreement.  The LLC Agreement of the Company and each Company Subsidiary shall have been amended and restated in form provided by Buyer.

ARTICLE VIII.
CONDITIONS TO OBLIGATIONS OF SELLER PARENT AND SELLER

The obligation of Seller Parent and Seller to consummate the Closing is subject to the fulfillment, at or before the Closing, of each of the following conditions (all or any of which may be waived in whole or in part by Seller Parent and Seller in their sole discretion):

8.01.                     Representations and Warranties.  The representations and warranties made by Buyer in Article V which are qualified by the words “material” or “Material Adverse Effect” or similar qualification shall be true and accurate in all respects on and as of the Closing Date as though made on and as of the Closing Date, and the representations and warranties made by Buyer which are not so qualified shall be true and accurate in all material respects on and as of the Closing Date as though made on and as of the Closing Date, except for (i) changes permitted or contemplated hereby and (ii) representations and warranties which are made as of a specific date, which shall be true and accurate, or true and accurate in all material respects, as applicable, as of such date.

8.02.                     Performance.  Buyer shall have performed and complied in all material respects with all agreements, covenants and obligations required by this Agreement to be so performed or complied with by it at or before the Closing.

8.03.                     Officer’s Certificate.  Buyer shall have delivered to Seller Parent at the Closing a certificate of an officer of Buyer, dated as of the Closing Date, as to the matters set forth in Sections 8.01 and 8.02.

8.04.                     Orders and Applicable Laws.  There shall not be in effect on the Closing Date any Order or Applicable Law restraining, threatening, enjoining or otherwise prohibiting or making illegal the consummation of any of the transactions contemplated by this Agreement.

8.05.                     Approvals.  The Buyer’s Approvals, the Seller Parent’s and Seller’s Approvals and the Company’s Approvals shall have been duly obtained, made or given and shall be in full force and effect in form and substance reasonable acceptable to Seller Parent, and all terminations or expirations of waiting periods imposed by any Governmental Authority shall have occurred.

8.06.                     Release of Guaranties, etc.  Buyer shall have provided or obtained substitute agreements and credit support arrangements in replacement for the Support Obligations, and shall have procured that Seller Parent, Seller and their respective Affiliates (other than the Company and the Company Subsidiaries), and, where applicable, its sureties or letter of credit issuers, have been fully and unconditionally released from their respective obligations under the Support Obligations, in each case in form and substance reasonably satisfactory to Seller Parent or Seller, as applicable.

8.07.                     Certificates.  Buyer shall have furnished Seller Parent with, in form and substance reasonably satisfactory to Seller Parent, a certificate executed by an authorized officer or manager of Buyer certifying as of the Closing Date (a) a true and correct copy of the certificate of incorporation of Buyer, as amended; (b) a true and correct copy of the corporate action of Buyer authorizing the execution, delivery and performance of the Agreement, and the consummation of the transactions contemplated hereby and thereby; (c) the authority and incumbency of the Representatives of Buyer executing this Agreement; (d) true and correct copies of the Buyer’s Organizational Documents and (e) a good standing certificate for Buyer issued by the Secretary of State of the State of Delaware, dated no earlier than ten (10) Business Days prior to the Closing Date.

8.08.                     Sharp Bridge Loans.  All outstanding amounts under the Sharp Bridge Loans shall have been repaid.

ARTICLE IX.
NON-RECOURSE; TRANSFER TAXES; TAX RETURNS

9.01.                     Non-Recourse.  No Party shall have recourse whatsoever under this Agreement against any of the officers, directors, employees, counsel, accountants, financial advisors, engineers, or consultants of the other Parties (including for such purposes, such representatives of any Affiliate of a Party).  Without limiting the generality of the foregoing, Buyer, on behalf of itself and its Affiliates, and Seller Parent, on behalf of itself and its Affiliates, each hereby fully and irrevocably waives any right, claim or entitlement whatsoever against such representatives relating to any and all Liabilities suffered or incurred by any of them arising from, based upon, related to, or associated with this Agreement or the transactions contemplated hereby (including any breach, termination or failure to consummate such transactions) in each case whether based on contract, tort, strict liability other laws or otherwise and whether by piercing of the corporate veil, by claim on behalf of or by a Party hereto or other Person or otherwise.

9.02.                     Transfer Taxes.  All transfer, documentary, sales, use, stamp, registration and other such Taxes incurred in connection with this Agreement and the transactions contemplated hereby, if any, shall be shared equally by the Parties when due, and Buyer shall file all necessary Tax Returns and other documentation with respect to any such transfer, documentary, sales, use, stamp, registration and other Taxes and, if required by Applicable Law, Seller Parent will, and will cause its Affiliates to, join in the execution of any such Tax Returns and other documentation and will cooperate with Buyer to take such commercially reasonable actions as will minimize or reduce the amount of such Taxes.

9.03.                     Tax Matters.

(a)                         Seller Parent shall prepare, or cause to be prepared, at the expense of Seller Parent, and shall timely file, or cause to be timely filed, all Tax Returns for the Company and the Company Subsidiaries for any Tax period ending on or prior to the Closing Date that are required to be filed after the Closing Date (“Pre-Closing Tax Returns”).  Such Pre-Closing Tax Returns shall be prepared in a manner consistent with past practices, and subject to the right of indemnification pursuant to this Agreement, Buyer shall timely pay all Taxes reflected on such Pre-Closing Tax Returns.  Seller Parent shall deliver or cause to be delivered to Buyer copies of each such Pre-Closing Tax Returns at least fifteen (15) days prior to the due date for filing such Pre-Closing Tax Returns, and Seller Parent shall consider in good faith any revisions to such Pre-Closing Tax Returns as are reasonably requested by Buyer.  Except with respect to Pre-Closing Tax Returns prepared by Seller Parent pursuant to this Section 9.03, Buyer shall prepare and file, or cause to be prepared and filed, at Buyer’s expense, all other Tax Returns for the Company and Company Subsidiaries required to be filed after the Closing Date.

(b)                         For purposes of this Agreement, the portion of the Tax liability of the Company or a Company Subsidiary for a Straddle Period that is attributable to the portion of the Straddle Period that ends on the Closing Date shall be calculated as though the taxable year of the Company (or Company Subsidiary, as the case may be) terminated as of the close of business on the Closing Date (with exemptions, allowances, or deductions that are calculated on an annual basis, including depreciation and amortization deductions, being allocated between the two short periods in proportion to the number of days in each such short period); provided, however, that in the case of ad valorem Taxes, real property Taxes, and personal property Taxes, and similar obligations, the amount of Taxes attributable to the portion of the Straddle Period that ends on the Closing Date shall be equal to the amount of Tax for the Straddle Period (other than to the extent a Tax is increased as a result of the transactions contemplated by this Agreement) multiplied by a fraction, the numerator of which shall be the number of days from the beginning of the Straddle Period through the Closing Date and the denominator of which shall be the number of days in the Straddle Period.

(c)                          To the extent that the Tax Returns prepared by Buyer could form the basis for an indemnity claim against Seller Parent or Seller pursuant to this Agreement, such Tax Returns shall be prepared in a manner consistent with past practices (except to the extent that Buyer determines that such Tax Returns cannot be so prepared and filed without being subject to penalties).  Buyer shall deliver or cause to be delivered to Seller Parent copies of such Tax Returns at least fifteen (15) days prior to the due date for filing such Tax Returns, and Buyer shall consider in good faith any revisions to such Tax Returns as are reasonably requested by Seller Parent.  Buyer shall not, and shall not cause or permit the Company or the Company Subsidiaries to, amend any previously filed Tax Return of the Company or the Company Subsidiaries, or make or change any Tax election with respect to the Company or the Company Subsidiaries, with respect to a Tax period (or portion thereof) that ends on or prior to the Closing Date, without the prior written consent of Seller Parent, which shall not be unreasonably withheld, conditioned or delayed.

(d)                         Within thirty (30) days after the determination of the Total Purchase Price pursuant to Section 2.03, Buyer shall prepare and deliver to Seller a draft of a statement setting forth a proposed allocation (the “Purchase Price Allocation”) of the Total Purchase Price (as well as liabilities assumed or deemed assumed for U.S. federal income tax purposes, to the extent relevant) in a manner consistent with Section 1060 of the Code, together with reasonable supporting information and calculations.  Seller shall inform Buyer in writing within forty-five (45) days of the receipt of such draft of any objection by the Seller to the Purchase Price Allocation.  To the extent that any such objection is received, Buyer and Seller shall attempt in good faith to resolve any dispute within thirty (30) days the following the receipt of such objection but shall have no obligation to resolve any disagreement.  In the event that the Buyer and the Seller agree on the Purchase Price Allocation, the Purchase Price Allocation shall be binding on Buyer and Seller, who shall file all Tax Returns in a manner consistent with the Purchase Price Allocation.  If Buyer and Seller are unable to agree on the Purchase Price Allocation,, then such disagreement shall be immediately submitted to the Neutral Accounting Arbitrator, which shall be instructed to resolve such disagreement within thirty (30) days after such disagreement is submitted to it for resolution and shall notify Buyer and Seller in writing of its resolution.  The Neutral Accounting Arbitrator’s resolution of the disagreement shall be final and binding on Buyer and Seller.  Buyer and Seller shall file all Tax Returns in a manner consistent with the final Purchase Price Allocation and neither Buyer nor Seller shall take any position (whether in Tax proceedings, on Tax Returns, or otherwise) that is inconsistent with such Purchase Price Allocation except as may be adjusted by subsequent agreement following an audit by a Tax Authority or by court decision.

(e)                          Any Tax refunds that are received by Buyer or the Company and any Company Subsidiary, and any amounts credited against Tax to which Buyer or the Company and any Company Subsidiary become entitled, that relate to Tax periods or portions thereof of the Company or any Company Subsidiary ending on or before the Closing Date shall be for the account of Seller Parent and Buyer shall pay over to Seller Parent any such refund or the amount of any such credits (net of any Taxes of Buyer, the Company or any Company Subsidiary attributable to such refund or credit) within fifteen (15) days after receipt or entitlement thereto; provided, however, Buyer shall not be required to pay over to Seller Parent any such refund or the amount of any such credit up to the amount of any Tax asset (excluding any deferred Tax asset established to reflect timing differences between book and Tax income) set forth on the face of the Balance Sheet (rather than in any notes thereto).

(f)                           Each Party shall cooperate, as and to the extent reasonably requested by the other Party, in connection with the filing of Tax Returns of the Company or any Company Subsidiary relating to any Tax period beginning on or before the Closing Date, and any refund claim, audit, investigation, or other proceeding with respect to Taxes for any such Tax period; provided that any refund actually received with respect to any Tax period prior to Closing Date shall be held in escrow by Buyer and promptly refunded to Seller Parent upon receipt.  Such cooperation shall include the retention and (upon the other Party’s request) the provision of relevant records and making employees available on a mutually convenient basis to provide additional information, explanation and testimony of any material provided hereunder.

(g)                          Buyer shall not, and shall cause the Company and the Company Subsidiaries not to, on the Closing Date but after the Closing, take any action outside the ordinary course of business that would increase Tax liability of Seller or Seller Parent, including making tax elections, liquidating or making any distributions from the Company or any Company Subsidiary.

(h)                         Buyer shall be entitled to deduct and withhold from any amount otherwise payable pursuant to this Agreement such amounts as Buyer is required to deduct and withhold under any provision of applicable Law related to foreign Taxes. Any such withheld foreign taxes shall be treated for all purposes of this Agreement as having been paid to the Person in respect of whom such deduction and withholding was made. Buyer and Seller do not anticipate any withholding required by applicable Law at Closing.  If Buyer believes that withholding is required, Buyer will provide timely notice to Seller regarding same and Buyer and Seller will work together in good faith to determine the minimum necessary withholding amount under applicable Law and cause such amount to be timely and properly remitted to the applicable Taxing Authority.

ARTICLE X.
TERMINATION

10.01.              Termination.  This Agreement may be terminated, and the transactions contemplated by this Agreement may be abandoned, at any time by notice from any Party to the other Parties (except that no notice need be given if termination is pursuant to Section 10.01(a)):

(a)                         by mutual written consent of the Parties;

(b)                         by any Party:

(i)                                     if the Closing has not occurred on or before March 31, 2015 (the “Termination Date”) and the failure to consummate is not caused by a breach of this Agreement by the terminating Party; or

(ii)                                  if any court of competent jurisdiction or other Governmental Authority shall have issued a final Order or taken any other final action restraining, enjoining or otherwise prohibiting the consummation of the transactions contemplated by this Agreement and such Order or other action is or shall have become final and non-appealable; provided, however, that the Party seeking to terminate this Agreement pursuant to this Section 10.01(b)(ii) shall have used its reasonable best efforts to prevent the entry of and to remove such Order or final action;

(c)                          by Buyer, subject to Section 6.05, if there has been a material breach by Seller Parent or Seller of any representation, warranty, covenant or agreement contained in this Agreement which (x) would result in a failure of a condition set forth in Section 7.01 or 7.02 and (y) cannot be cured prior to the Termination Date; and

(d)                         by Seller Parent or Seller if (i) Buyer has breached its obligation to pay the Total Purchase Price pursuant to Section 2.01, or (ii) there has been a material breach by Buyer of any other representation, warranty, covenant or agreement contained in this Agreement which (x) would result in a failure of a condition set forth in Section 8.01 or 8.02 and (y) cannot be cured prior to the Termination Date.

10.02.              Effect of Termination.  If this Agreement is validly terminated pursuant to Section 10.01, this Agreement will forthwith become null and void, and there will be no Liability on the part of any Party (or any of their respective Representatives or Affiliates) in respect of this Agreement, except as provided in this Section 10.02, and except that the provisions with respect to expenses in Section 12.02 and confidentiality in Sections 6.01 and 12.03 will continue to apply following any termination; provided, however, that nothing in this Section 10.02 shall release any Party from Liability for any willful and material breach of this Agreement by such Party prior to the termination of this Agreement.

ARTICLE XI.
INDEMNIFICATION

11.01.              Survival.

(a)                         Except in the case of fraud (but excluding negligent misrepresentation), intentional misrepresentation, willful misconduct (with respect to any covenant or agreement), Section 3.12 (but only to the extent related to ERISA or a Tax Liability) or in the case of the Fundamental Representations, in which case a claim may be made at any time prior to the expiration of the applicable statute of limitations (including any extensions thereto to the extent that such statute of limitations may be tolled), the representations and warranties of the Parties contained in or made pursuant to this Agreement shall survive until the fifteen (15) month anniversary following the Closing Date (such survival period, the “Representations Survival Period”).  For the avoidance of doubt, the Parties hereby agree and acknowledge that the Representations Survival Period is a contractual statute of limitations and any claim brought by any Party pursuant to this Article XI must be brought or filed prior to the expiration of the Representations Survival Period.

(b)                         Except for fraud (but excluding negligent misrepresentation), intentional misrepresentation, or willful misconduct (with respect to any covenant or agreement), this Article XI shall survive the Closing and shall remain in effect (i) with respect to Sections 11.02(a)(i) and 11.02(b)(i), so long as the relevant representations and warranties survive, and (ii) with respect to Sections 11.02(a)(ii) and 11.02(b)(ii), to the extent those sections relate to the covenants requiring performance (A) prior to the Closing, such covenants and agreements shall survive until the eighteen (18) month anniversary following the Closing Date or (B) after the Closing, such covenants and agreements shall survive until fully performed.

(c)                          Notice of any assertion by any Indemnified Party that the Indemnifying Party is liable to it pursuant to Section 11.02 must be given to the Indemnifying Party on or prior to the time of expiration of the relevant representation, warranty or covenant as set forth in this Section 11.01 or such claim will be forever barred.

11.02.              Indemnification.

(a)                         Subject to the limitations set forth in this Article XI, subsequent to the Closing Date, Seller Parent shall indemnify and hold harmless Buyer, any Affiliate of Buyer, the Company and Company Subsidiary,  or their respective current or future officers, directors and employees, successors and permitted assigns against any Losses that any of the foregoing suffers by reason of, relating to or arising out of:

(i)                                     any breach of the representations and warranties of Seller Parent set forth in Article III or Article IV or any certificate delivered hereunder;

(ii)                                  any breach by Seller Parent or Seller of any of the covenants or agreements of Seller or Seller Parent set forth in this Agreement or any certificate delivered hereunder;

(iii)                               any and all Transaction Expenses, including any such Transaction Expenses not paid at Closing pursuant to Section 2.03;

(iv)                              any Liability for Taxes imposed on or relating to the Company or any Company Subsidiary with respect to any Tax period ending on or prior to the Closing Date, or with respect to the portion of any Straddle Period that ends on the Closing Date, except to the extent that such Taxes are included in the Specified Liabilities; or

(v)                                 any Liability for Taxes of Seller Parent or Seller imposed on Buyer as a successor or transferee or under Treasury Regulation Section 1.1502-6

(b)                         Subject to the limitations set forth in this Article XI, subsequent to the Closing Date, Buyer shall indemnify and hold harmless Seller Parent, any Affiliate of Seller Parent or their respective current or future officers, directors and employees, successors and permitted assigns against any Loss that any of the foregoing suffers as a result of:

(i)                                     any breach of the representations and warranties of Buyer set forth in Article V; or

(ii)                                  any breach by Buyer of any of the covenants or agreements of Buyer set forth in this Agreement.

11.03.              Third Party Claims.  The obligations and liabilities of an Indemnifying Party with respect to Losses resulting from the assertion of liability by third parties (each, a “Third Party Claim”) shall be subject to the following terms and conditions:

(a)                         The Indemnified Parties shall promptly give written notice to the Indemnifying Parties of any Third Party Claim that might give rise to any Loss by the Indemnified Parties, stating the nature and basis of such Third Party Claim, and the amount thereof to the extent known; provided, however, that no delay on the part of the Indemnified Party in so notifying the Indemnifying Party shall affect the Indemnified Party’s right to indemnification hereunder, except and only to the extent that the Indemnifying Party is actually and materially prejudiced by such failure.  Such notice shall be accompanied by copies of all relevant documentation with respect to such Third Party Claim, including any summons, complaint or other pleading which may have been served, any written demand or any other document or instrument.

(b)                         From and after receipt of notice of a Third Party Claim pursuant to Section 11.03(a), the Indemnifying Parties shall have the right, upon notice to the Indemnified Parties, to assume and conduct, at their own expense, the defense against the Third Party Claim in their own names or in the names of the Indemnified Parties.  If the Indemnifying Party assumes the defense of any Third Party Claim, the Indemnifying Party shall (i) select counsel reasonably acceptable to the Indemnified Party, (ii) take all steps necessary in the defense or settlement thereof and (iii) keep the Indemnified Party apprised of all significant developments with respect thereto; provided, however, that the Indemnifying Party shall not enter into any settlement, compromise or consent to judgment with respect to any Third Party Claim without the prior consent of the Indemnified Parties, such consent not to be unreasonably withheld, conditioned or delayed; provided, however, that the Indemnifying Party shall be entitled to settle, compromise or consent to a judgment without the consent of the Indemnified Party with respect to a Third Party Claim if such judgment will not have a material adverse impact on the business of the applicable Person going forward. The Indemnified Parties shall have the right to employ separate counsel in any such Third Party Claim and/or to participate in the defense thereof, but the fees and expenses of such counsel shall not be included as part of any Loss incurred by the Indemnified Party and shall not be payable by the Indemnifying Parties.  The Indemnified Party shall provide all information and assistance that is reasonably available and necessary for the defense of the Third Party Claim as the Indemnifying Party may reasonably request and shall cooperate with the Indemnifying Party in such defense.  Seller Parent shall be entitled to exercise any rights of Seller with respect to Third Party Claims under this Section 11.03.

(c)                          If the Indemnifying Party does not assume the defense of a Third Party Claim within ten (10) Business Days after receiving notice thereof, (i) the Indemnified Party may defend against such Third Party Claim in such manner as it may deem reasonably appropriate; provided, that the Indemnified Party shall not consent to a settlement, compromise or consent to judgment with respect to any Third Party Claim without the prior written consent of the Indemnifying Party, which consent shall not be unreasonably withheld, conditioned or delayed, and (ii) the Indemnifying Party shall provide to the Indemnified Party all information and assistance that is reasonably available and necessary for the defense of the Third Party Claim as the Indemnified Party may reasonably request and shall reasonably cooperate with the Indemnified Party in such defense.

11.04.              Limitations on Indemnification.

(a)                         Except for fraud (but excluding negligent misrepresentation), intentional misrepresentation, willful misconduct (with respect to any covenant or agreement) and the Fundamental Representations, as to any claim for indemnification pursuant to Sections 11.02(a)(i), or 11.02(b)(i), the Indemnified Party shall not be entitled to indemnification (i) with respect to any Loss of less than Fifteen Thousand U.S. Dollars ($15,000) (a “De Minimis Loss”) or (ii) any Losses until all Losses (including any De Minimis Loss) exceed, in the aggregate, an amount equal to one percent (1%) of the Total Purchase Price actually paid to it or paid by it, as the case may be, pursuant to Article II (the “Indemnity Threshold”), in which case such Indemnified Party shall be entitled to indemnification for all such Losses (including any De Minimis Loss), but only to the extent such Losses (including any De Minimis Loss) exceed the Indemnity Threshold; provided, however, that any materiality or Material Adverse Effect qualifier will not be taken into account in determining the magnitude of the damages occasioned by the breach of any representation or warranty for purposes of calculating the Indemnity Threshold (once a breach of any representation or warranty has occurred after giving effect to the applicable materiality or Material Adverse Effect qualifiers).

(b)                         Except for fraud (but excluding negligent misrepresentation), intentional misrepresentation or willful misconduct (with respect to any covenant or agreement) or if such liability arises under Sections 11.02(a)(iii), 11.02(a)(iv) or 11.02(a)(v), Seller’s maximum aggregate liability for an indemnification of Losses pursuant to Section 11.02(a) shall not exceed twelve and one-half percent (12.5%) of the Total Purchase Price (the “Cap”), and the liability of Seller Parent shall not exceed the Total Purchase Price if such liability arises from breach of any of the Fundamental Representations, if such liability arises under Section 11.02(a)(ii), or if such liability arises under Sections 11.02(a)(iv) or 11.02(a)(v).  Except for fraud, intentional misrepresentation (but excluding negligent misrepresentation) or willful misconduct (with respect to any covenant or agreement),  Buyer’s maximum aggregate liability for an indemnification of Losses pursuant to Section 11.02(b) shall not exceed twelve and one-half percent (12.5%) of the Total Purchase Price (the “Cap”), and the liability of Buyer shall not exceed the Total Purchase Price if such liability arises from breach of any of the Fundamental Representations, or if such liability arises under Section 11.02(b)(ii).

(c)                          The Parties, on behalf of each of their respective Indemnified Parties, waives any right to recover incidental, indirect, special, exemplary, punitive or consequential damages, unless such incidental, indirect, special, exemplary, punitive or consequential damages are awarded to a Person in an indemnifiable Third Party Claim.

(d)                         Each Person entitled to indemnification hereunder or otherwise to reimbursement for Losses in connection with the transactions contemplated in this Agreement shall use commercially reasonable efforts to mitigate all Losses.

(e)                          Any indemnifiable claim with respect to any breach or nonperformance by a Party of a representation, warranty, covenant or agreement shall be net of any insurance proceeds or third party recoveries actually received the Indemnified Party (net of any costs of collection, deductible, retroactive premium adjustment, reasonably foreseeable premium increases, reimbursement obligation or other cost directly related to the insurance claim in respect of Losses).  Except as may be permitted by any insurance policy, if the Indemnifying Party makes any payments on any claim pursuant to Section 11.02, the Indemnifying Party shall be subrogated, to the extent of such payment, to all rights and remedies of the Indemnified Party to any insurance benefits or other claims of the Indemnified Party with respect to such claim.

(f)                           Notwithstanding anything to the contrary contained in this Article XI, there shall be no recovery for any Loss or alleged Loss by Buyer under this Article XI, and the Loss shall not be included in meeting the stated thresholds hereunder, to the extent such item has been included in the calculation of the Closing Date Net Asset Adjustment as determined pursuant to Section 2.04 hereof.

11.05.              No Contribution.  No Indemnifying Party or its employees or agents shall have any right of contribution, right of indemnity or other right or remedy against Company or any Company Subsidiary in connection with any indemnification obligation or any other liability to which she, he or it may become subject under or in connection with this Agreement.

11.06.              Remedies Exclusive.  Except for fraud (but excluding negligent misrepresentation), intentional misrepresentation or willful misconduct (with respect to any covenant or agreement), the indemnification rights of the Parties under this Article XI are the exclusive remedies after the Closing available to the Parties with respect to any claims or disputes arising between the Parties with respect to the transactions contemplated by this Agreement or the business of the Company and the Company Subsidiaries or the Properties; provided, however, that nothing contained herein shall affect the rights of the Parties under Section 12.13.

11.07.              Treatment of Payment.  The Parties shall treat all payments made by Seller or Seller Parent, as applicable, to or for the benefit of Buyer and all payments by Buyer to or for the benefit of Seller of Seller Parent, as applicable, under Article XI, and under any other indemnity provision of this Agreement, as adjustments to the Total Purchase Price.

11.08.              Set-Off .  In addition to all other remedies provided herein, each Party shall have the sole and absolute right to set off any Losses that are or may be owed by such party to the other Party’s Indemnified Party under this Article XI against any Liability owed by such party or its Affiliates to the other Party or its Affiliates; provided, however, that if any such amount set off pursuant hereto is subsequently mutually agreed by the Parties or determined by a court of competent jurisdiction on a final and non-appealable basis to be owed to a Party, the applicable Party shall pay such amount to the applicable Party within ten (10) Business Days after such agreement or determination.

ARTICLE XII.
MISCELLANEOUS

12.01.              Entire Agreement.  This Agreement supersedes all prior discussions and agreements among the Parties with respect to the subject matter hereof, excluding the Nondisclosure Agreement, and contains the sole and entire agreement among the Parties hereto with respect to the subject matter hereof.

12.02.              Expenses.  Except as otherwise provided in this Agreement, whether or not the transactions contemplated by this Agreement are consummated, each Party will pay its own costs and expenses incurred in connection with the negotiation, execution and consummation of the transaction contemplated by this Agreement.

12.03.              Confidentiality.  Unless and until the Closing occurs, Buyer will abide by the provisions of the Nondisclosure Agreement.  If the Closing occurs, from and after the Closing Date, Seller Parent and Seller will hold, and will use its reasonable efforts to cause its Affiliates and Representatives to hold, in strict confidence from any other Person all information and documents relating to the Projects, the Company and the Company Subsidiaries, provided that nothing in this sentence shall limit the disclosure by any Party of any information (a) to the extent required by Applicable Law or judicial process (provided that if permitted by Applicable Law, each Party agrees to give the other Party prior notice of such disclosure in sufficient time to permit such other Party to obtain a protective order should they so determine), (b) in connection with any litigation to which any Party is a party (provided that such Party has taken all reasonable actions to limit the scope and degree of disclosure in any such litigation), (c) in an Action brought by a Party in pursuit of its rights or in the exercise of its remedies under this Agreement, (d) to the extent that such documents or information can be shown to have come within the public domain through no action or omission of the disclosing Party or its Affiliates, and (e) to its Affiliates for one of the reasons permitted under clause (a), (b) or (c) (in which case such Affiliates shall be bound by the foregoing obligations, but the Party disclosing such information or documentation to such Affiliates shall be liable for any breach by its Affiliates of the foregoing obligations).  In the event this Agreement is terminated under Section 10.01, upon the request of a Party, the other Party will, and will cause its Affiliates and their respective Representatives to, promptly (and in no event later than five (5) Business Days after such request) redeliver or destroy, or cause to be redelivered or destroyed, all copies of confidential documents and information furnished by such other Party in connection with this Agreement and destroy or cause to be destroyed all notes, memoranda, summaries, analyses, compilations and other writings related to or based on such information or documents prepared by the Party furnished with such documents and information or its Representatives.  In case of a conflict between the Nondisclosure Agreement and this Section 12.03 with respect to Buyer’s use of Seller Parent’s or Seller’s information or documents prior to the Closing, the Nondisclosure Agreement shall govern.  Effective as of the Closing, all of the restrictions and obligations of Buyer in the Nondisclosure Agreement shall automatically terminate in their entirety (including, for the avoidance of doubt, any such provisions that purport to survive termination of the Nondisclosure Agreement).

12.04.              Announcements.  No press or other public announcement, or public statement or comment in response to any inquiry, relating to the transactions contemplated by this Agreement or the terms hereof shall be issued or made by any Party without the approval of the other Party; provided that a press release or other public announcement, regulatory filing, statement or comment made without such approval shall not be in violation of this Section 12.04 if it is made in order for the disclosing Party or any of its Affiliates to comply with Applicable Laws or stock exchange rules and in the reasonable judgment of the Party making such release or announcement, based upon advice of counsel, prior review and joint approval, despite reasonable efforts to obtain the same, would prevent dissemination of such release or announcement in a sufficiently timely fashion to comply with such Applicable Laws or rules; and provided further that in all instances prompt notice from one Party to the other shall be given with respect to any such release, announcement, statement or comment.  Each Party shall inform its Affiliates that may be involved in the transactions contemplated by this Agreement of the requirements set forth in this Section 12.04 and shall make reasonable efforts to obtain compliance with the provisions of this Section 12.04 from such Affiliates.

12.05.              No Waiver.  No failure on the part of any Party to exercise and no delay in exercising, and no course of dealing with respect to, any right, remedy, power or privilege under this Agreement shall operate as a waiver of such right, remedy, power or privilege, nor shall any single or partial exercise of any right, remedy, power or privilege under this Agreement preclude any other or further exercise of any such right, remedy, power or privilege or the exercise of any other right, remedy, power or privilege.  The rights, remedies, powers and privileges provided in this Agreement are cumulative and not exclusive of any rights, remedies, powers and privileges provided by Applicable Law.

12.06.              Amendments.  Any provision of this Agreement may be amended, modified, supplemented or waived only by an instrument in writing duly executed by each Party.  Any such amendment, modification, supplement or waiver shall be for such period and subject to such conditions as shall be specified in the instrument effecting the same and shall be binding upon the Parties, and any such waiver shall be effective only in the specific instance and for the purposes for which given.

12.07.              Addresses for Notices.  All notices and other communications given or made pursuant hereto shall be in writing and shall be deemed to have been duly given or made as of the date delivered or sent if delivered personally or sent by facsimile (providing confirmation of transmission), on the next Business Day if sent by prepaid overnight carrier (providing proof of delivery), on the fifth (5th) Business Day following the date of mailing if delivered by registered or certified mail (postage prepaid, return receipt requested) or on the date delivered if sent by email (providing confirmation of receipt) to the Parties at the following addresses, facsimile numbers or email addresses (or at such other addresses, facsimile numbers or email addresses as shall be specified by the Parties by like notice):

If to Seller or Seller Parent:

Sharp Corporation

282-1, Hajikami, Katsuragi

Nara, 639-2198, Japan

Attn: Shinichiro Yahiro

Facsimile No.: 81-(0)745-63-3192

Email: yahiro.shinichiroh@sharp.co.jp

with a copy to (which shall not constitute notice):

Orrick, Herrington & Sutcliffe LLP
405 Howard Street
San Francisco, California 94105
Attn: John Cook
Facsimile No.: (415) 773-5759
Email: jcook@orrick.com

If to Buyer or CSI:

c/o Canadian Solar (USA) Inc.
2420 Camino Ramon , Suite 125
San Ramon, CA 94583
Attn: Allen Wang, Director, Legal Affairs
Facsimile No.: (925) 866-2704
Email: Allen.Wang@canadiansolar.com

with a copy to (which shall not constitute notice):

Jeffery R. Atkin

Foley & Lardner LLP

555 South Flower Street, Suite 3500

Los Angeles, CA 90071

Facsimile No.: (213) 486-0065

Email:jatkin@foley.com; and

Jason W. Allen

Foley & Lardner LLP

777 East Wisconsin Avenue

Milwaukee, WI 53202

Facsimile No.:  (414) 297-4900

Email:jallen@foley.com

12.08.              Captions.  The captions and section headings appearing in this Agreement are included solely for convenience of reference and are not intended to affect the interpretation of any provision of this Agreement.

12.09.              Severability.  Any provision of this Agreement that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions of this Agreement, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction, and in lieu of such prohibited or unenforceable provision, there will be added automatically as a part of this Agreement a legal, valid and enforceable provision as similar in terms to such prohibited or unenforceable provision as may be possible.

12.10.              Assignment.  The obligations of each Party under this Agreement and the other Transaction Documents are not assignable without the prior written consent of the other Party, which such Party may withhold in its discretion; provided, however, that Buyer and its permitted assigns may at any time after Closing: (a) assign, in whole or in part, its rights and obligations under this Agreement to one or more of its Affiliates; and (b) assign its rights under this Agreement for collateral security purposes to any Person providing financing to Buyer or its permitted assigns or any of its or their Affiliates (including the Company or any Company Subsidiary); provided further that such assignment shall not relieve Buyer of its Liabilities hereunder.

12.11.              Counterparts.  This Agreement may be executed in any number of counterparts, all of which taken together shall constitute one and the same instrument and any of the Parties may execute this Agreement by signing any such counterpart.

12.12.              Disclosure.  Seller Parent may, at its option, include in Seller Parent’s Disclosure Schedule any items that are not material in order to avoid any misunderstanding, and any such inclusion, or any references to dollar amounts, shall not be deemed to be an acknowledgment or representation that such items are material, to establish any standard of materiality or to define further the meaning of such terms for purposes of this Agreement.  Each Disclosure Schedule shall be arranged, for purposes of convenience only, as separately titled Schedules corresponding to the certain sections of this Agreement.  Information disclosed in any Schedule shall constitute a disclosure for purposes of all other Schedules of the same Disclosure Schedule notwithstanding the lack of specific cross-reference thereto, but only to the extent the applicability of such disclosure to such other Schedule is reasonably apparent on its face.  In no event shall the inclusion of any matter in a Disclosure Schedule be deemed or interpreted to broaden the representations, warranties, covenants or agreements contained in this Agreement of the Party to which such Disclosure Schedule relates.  The mere inclusion of an item in a Disclosure Schedule shall not be deemed an admission by the Party to which such Disclosure Schedule relates that such item represents a material exception or fact, event, or circumstance or that such item would be reasonably likely to result in a Material Adverse Effect.  The information contained in each Disclosure Schedule is disclosed solely for the purposes of this Agreement, and no information contained therein shall be deemed to be an admission by any Party hereto to any third party of any matter whatsoever, including of any violation of law or breach of any agreement.

12.13.              Specific Performance.  The Parties agree that if any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached, irreparable damage would occur, money damages may not be a sufficient remedy and that the Parties shall be entitled to specific performance of the terms of this Agreement and immediate injunctive relief, without the necessity of proving the inadequacy of money damages as a remedy, in addition to any other remedy at law or in equity.

12.14.              Governing Applicable Law.  THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK APPLICABLE TO CONTRACTS MADE AND TO BE PERFORMED IN THAT STATE.

12.15.              Arbitration.  In the event of a dispute, controversy, or claim (“Dispute”) under or in any manner related to or arising out of this Agreement, the Parties agree to negotiate in good faith to attempt to resolve the matter  through informal negotiation between their respective senior management.  If the Parties are unable to informally resolve the Dispute within thirty (45) days after one party notifies the other disputing party(ies) of the Dispute, such Dispute shall be referred to and finally resolved by binding arbitration under the Rules of Arbitration of the International Chamber of Commerce (the “ICC Arbitration Rules”) in force at the time of the Dispute.  The arbitral tribunal shall consist of a sole arbitrator appointed in accordance with the ICC Arbitration Rules, the language for the arbitration shall be English, and the arbitration will take place in New York, New York, United States of America.  The Parties agree that the sole arbitrator shall have the power to award any remedies available under applicable law.  The decision of the arbitrator shall be in writing.  The arbitrator shall apply the substantive law of the State of New York without giving effect to any principles of conflict of laws under the laws of the State of New York.  Any monetary award by the arbitrator shall be in United States Dollars only.  All awards of the arbitration are binding, final, non-appealable, and conclusive.  Judgment upon any award rendered by the arbitral tribunal may be entered and enforced in any court having jurisdiction.  Any Party may, without waiving any remedy under this Agreement, seek from any court having jurisdiction any equitable, interim, or provisional relief necessary to protect the rights or property of that party or to preserve the subject matter of the Dispute, pending the arbitrator’s issuance of an award.  A request by a party to a court for such injunctive relief shall not be deemed a waiver or violation of the obligation to arbitrate. No Party nor the arbitrator may disclose the existence, content, or results of any arbitration under this Section 12.15 without the prior written consent of all of the disputing parties or unless required to do so by Law or order of a court..

12.16.              Waiver of Jury Trial.  TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, EACH PARTY HEREBY WAIVES ALL RIGHTS TO A TRIAL BY JURY IN ANY LEGAL ACTION TO ENFORCE OR INTERPRET THE PROVISIONS OF THIS AGREEMENT OR THAT OTHERWISE RELATES TO THIS AGREEMENT.

12.17.              Certain Waivers.  It is acknowledged by each of the Parties hereto that Seller, Seller Parent and the Company have retained Orrick, Herrington & Sutcliffe LLP (“Orrick”) to act as their counsel in connection with the transactions contemplated by this Agreement.  The Parties acknowledge and agree that Orrick shall be permitted, without need for any additional conflict waiver or other consent from Buyer or the Company, to represent Seller Parent and/or Seller in any post-Closing matter solely to the extent related to the transactions contemplated by this Agreement and will not seek to disqualify Orrick.  The Parties further acknowledge and agree that in connection with (a) any actual or potential dispute following the Closing between Buyer or its related Indemnified Party, on the one hand, and Seller Parent or its related Indemnifying Party or representative of Seller Parent or such related Indemnifying Party, on the other hand, or (b) any other actual or potential dispute to which buyer or its related Indemnified Party is a party and in which Seller Parent or its related Indemnifying Party or representative of Seller Parent or such related Indemnifying Party is in any way involved, in each case solely to the extent related to the transactions contemplated hereby, Seller Parent or its related Indemnifying Party and the representative of Seller Parent or such related Indemnifying Party shall have the sole right to invoke or waive or cause Buyer to invoke or waive any (i) attorney-client privilege or (ii) rights and obligations of confidentiality, in each case, attaching to any pre-Closing communications between the Company and its attorneys, including Orrick, solely to the extent related to the transactions contemplated hereby, notwithstanding the transfer of any record of such communications to Buyer or related Indemnified Party.

12.18.              Delivery by Facsimile or PDF.  This Agreement, the other Transaction Documents and any amendments hereto or, to the extent signed and delivered by means of a facsimile machine or electronic transmission in portable document format (pdf), shall be treated in all manner and respects as an original Contract and shall be considered to have the same binding legal effects as if it were the original signed version thereof delivered in person.  At the request of any Party, each other Party shall re-execute original forms thereof and deliver them to the other Party.  No Party shall raise the use of a facsimile machine or electronic transmission in pdf to deliver a signature or the fact that any signature was transmitted or communicated through such means as a defense to the formation of a Contract and each Party forever waives any such defense.

12.19.              Obligations of CSI .  CSI agrees to be liable for the performance by Buyer of all of Buyer’s payment obligations under Sections 2.03 and Section 2.04(e) (the “Obligations”). The foregoing obligation of CSI under this Section 12.19 is absolute and unconditional. If Buyer fails to pay or perform the Obligations, CSI will, promptly on written demand thereof by Seller or Seller Parent, as applicable, pay or perform same.  CSI hereby waives any and all rights and remedies that it may have as a guarantor or surety or to otherwise seek to take defenses outside of this Agreement (that are not otherwise available to Buyer) that may limit or delay Seller’s or Seller Parent’s recovery hereunder.  CSI represents and warrants to Seller, as of the date hereof and as of the Closing Date, as follows: (a) CSI is duly organized, validly existing and in good standing under the laws of its jurisdiction of organization; (b) this Agreement has been duly executed by CSI; (c) this Agreement constitutes (assuming the due execution and delivery by each other party hereto) a valid and legally binding obligation of CSI, enforceable against CSI in accordance with its terms, except as limited by the Enforceability Exceptions; and (d) this Agreement does not conflict with, violate or breach, or require any consent or notice under, any Applicable Law or Contract applicable to CSI or require any consent or approval of any Governmental Authority, except as would not have a material adverse effect on CSI’s ability to perform its obligations hereunder.

[THE REMAINDER OF THIS PAGE IS INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, this Agreement has been duly executed and delivered by the duly authorized officer of each Party as of the date first above written.

Sharp US Holding Inc.

By:	/s/ Shinichiro Yahiro
Name:	Shinichiro Yahiro
Title:	President

Sharp Corporation

By:	/s/ Tetsuo Onishi
Name:	Tetsuo Onishi
Title:	Representative Director,
Executive Vice President

Canadian Solar Energy Acquisition Co.

By:	/s/ Michael G. Potter
Name:	Michael G. Potter
Title:	Director

Canadian Solar Inc., solely for purposes of Section 12.19

By:	/s/ Shawn Qu
Name:	Shawn Qu
Title:	CEO, Chairman, President

SIGNATURE PAGE (PSA)

EXHIBIT A TO PURCHASE AND SALE AGREEMENT

GENERAL RELEASE

This General Release (this “Release”), dated as of [                  ], 2015, is made by Sharp Corporation, a Japanese corporation (“Sharp”), and Sharp US Holding Inc., a Delaware corporation (“SUH”, and together with Sharp, each a “Releasing Party” and collectively the “Releasing Parties”), in favor of Recurrent Energy, LLC (the “Company”).  Capitalized terms used but not defined herein shall have the meaning given to such terms in the Purchase Agreement (as defined below).

Recitals

WHEREAS Sharp is the sole stockholder of SUH, which, in turn, is the sole member of the Company.

WHEREAS, on February 3, 2015, Releasing Parties entered into that certain Purchase and Sale Agreement (the “Purchase Agreement”) with Canadian Solar Energy Acquisition Co., a Delaware corporation (“Buyer”) and, solely for purposes of Section 12.19 and the other provisions of Article XII related thereto, Canadian Solar Inc., a Canadian corporation, pursuant to which SUH agreed to sell, and Buyer agreed to purchase, 100% of the issued and outstanding limited liability company interests in the Company.

WHEREAS, pursuant to Section 7.09 of the Purchase Agreement, Releasing Parties desire to release the Company from all known and unknown claims, as more particularly described below.

WHEREAS, the parties hereto are desirous in entering into this Release.

Agreement

NOW, THEREFORE, in reliance on the foregoing facts, and in consideration of the mutual release set forth herein, the parties hereto hereby agree as follows:

1.   Release.

(a)                                 The Releasing Parties on behalf of Releasing Parties and their Affiliates hereby fully, irrevocably, and unconditionally releases, acquits, satisfies and forever discharges the Company and each Company Subsidiary as well as the Company’s and each Company Subsidiary’s employees, personal representatives, administrators, executors, successors, heirs and assigns (collectively, the “Released Parties”), from and against any and all claims, demands, accounts, rights, sums of money, charges, contracts, agreements, promises, covenants, causes of action, including, but not limited to, negligence and all other tort actions, suits, controversies, judgments, damages, debts, obligations, equities, statutory claims or liabilities, trespasses, losses, expenses and liabilities, of whatever kind or nature whether in law or in equity, including, without limitation, all matters related to the Company’s and each Company Subsidiary’s obligations under any Contract of any nature and kind whatsoever between any Releasing Party and the Company and each Company Subsidiary, as applicable (collectively, the “Claims”) that a Releasing Party may have against the Released Parties prior to the date hereof and each Releasing Party agrees that it will forever waive any right to make any claim or seek any recourse against the Released Parties related thereto.

(b)                                 The parties understand the facts in respect of which the release set forth in this Release may hereinafter turn out to be other than or different from the facts now known or believed by each party to be true; and each party hereby accepts and assumes the risk of the facts turning out to be different and agrees that this instrument shall be and remain in all respects effective and not subject to termination or rescission by virtue of any such differences in facts.

(c)                                  This is a full and final release, applying to all known or unknown, foreseen or unforeseen, anticipated or unanticipated, suspected or unsuspected, asserted or unasserted, liquidated or unliquidated, existing or contingent, direct or derivative Claims that existed, may have existed or may hereafter arise in any manner or degree from facts and circumstances whether known, or in addition to or different from those now believed to be true, occurring prior to the date of this Release.  Each Releasing Party understands that it may have Claims which have not been manifested or presently known or have not been identified as of the date of this Release, but such Releasing Party nevertheless intends to and does deliberately release all of its possible future Claims that occurred through the date of this Release.

(d)                                 The release set forth in Section 1(a) above expressly covers all claims or possible claims by any Releasing Party, whether the same are known, unknown, or hereafter discovered or ascertained but which exist as of the date hereof.

(e)                                  Each Releasing Party agrees that it will forever refrain and forebear from instituting, commencing, or prosecuting any litigation, action or other proceeding of any kind whatsoever, by way of action, claim, defense, set-off, cross-complaint, counterclaim or third party action, against the Released Parties based on, or arising out of or in connection with any Claim.

(f)                                   Releasing Parties hereby waive, to the fullest extent permitted by Applicable Law, the benefits of Applicable Law that may limit the scope of the covenants and releases granted herein.

(g)                                  The parties hereto agree that the release set forth in this Release is the result of a compromise and shall at no time or for any purpose be considered an admission of the truth of any allegations, claims or contentions of any party against any other party hereto.  Any agreements, undertakings or exchanges provided herewith are solely for the purposes of settlement and compromise.

(h)                                 Each Releasing Party acknowledges that the terms hereof are contractual and not a mere recital.  Each Releasing Party further acknowledges that it (i) has not been influenced in any manner in making this Release by any representations or statements made by or on behalf of the Released Parties, (ii) has received the advice of counsel in connection with the effect of the execution and delivery of this Release, (iii) has carefully read and fully understand the contents of this Release, and (iv) has duly executed this Release freely and voluntarily, intending and agreeing to be fully bound by the terms hereof.

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(i)                                     Each Releasing Party represents and warrants with respect to the Claims released hereby that neither such Releasing Party nor its Affiliates has in any manner assigned, pledged or otherwise voluntarily or involuntarily disposed of or transferred to any party an interest in any Claims released hereby, and that each Claim of such Releasing Party or its Affiliates against the Released Parties is fully and finally discharged, settled and satisfied.  Each Releasing Party further represents and warrants with respect to the Claims released hereby that neither such Releasing Party nor its Affiliates has filed any complaint or claim against the Released Parties with any Governmental Authority.

2.                                      Attorneys’ Fees. Should suit be commenced concerning any provisions of this Release and relative to the subject manner hereof, the prevailing party in such litigation shall be entitled to receive, in addition to any other sums, its costs and reasonable attorneys’ fees as determined by a court of competent jurisdiction.

3.                                      Choice of Law. This Release, and any instrument or agreement required hereunder (to the extent not otherwise expressly provided for therein), shall be governed by, and construed under, the laws of the State of New York, without reference to conflicts of laws rules.

4.                                      Confidentiality of Agreement. The parties hereto agree to keep this Release and the contents thereof confidential and not to disclose it or its terms to any person, except as required by Law, by court order or by written consent of the non-disclosing party.

5.                                      Entire Agreement; Amendments.     This Release constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, of the parties hereto with respect to the subject matter hereof.  No oral representations or modifications concerning this instrument nor any course of dealing between or among any persons having any interest in this Release shall be of any force or effect unless contained in a subsequent written modification signed by the party hereto to be charged.  This Release may be amended, modified or waived only by a written instrument executed by the parties hereto.

6.                                      Severability.  Releasing Parties agree that any provision of this Release that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof or affecting the validity or enforceability of such provision in any other jurisdiction.  Releasing Parties further agree that this Release shall be construed as a whole according to its fair meaning.

7.                                      Counterparts.   This Release may be executed in one or more counterparts, each of which shall constitute an original but all of which, taken together, shall constitute but one agreement. Facsimile or PDF signatures shall be deemed original.

[SIGNATURE PAGE FOLLOWS]

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IN WITNESS WHEREOF, this General Release has been duly executed as of the date first written above.

Sharp Corporation,
a Japanese corporation

By:

Name:

Title:

Sharp US Holding Inc.,
a Delaware corporation

By:

Name:

Title:

Accepted and Agreed To:

Recurrent Energy, LLC,
a Delaware limited liability company

By:

Name:

Title:

[SIGNATURE PAGE GENERAL RELEASE (RECURRENT ENERGY, LLC)]

EXHIBIT B TO PURCHASE AND SALE AGREEMENT

ASSIGNMENT AND ACCEPTANCE AGREEMENT

This Assignment and Assumption Agreement (this “Assignment Agreement”), dated as [                  ], 2015, is made by and between Sharp US Holding Inc., a Delaware corporation (the “Assignor”), and Canadian Solar Energy Acquisition Co., a Delaware corporation (the “Assignee”).  Capitalized terms used but not defined herein shall have the meaning given to such terms in the Purchase Agreement (as defined below).

RECITALS

A.                                          The Assignor owns 100% of the Company Interests in Recurrent Energy, LLC, a Delaware limited liability company (the “Company”).

B.                                   Sharp Corporation, a Japanese corporation, the Assignor, the Assignee, and solely for purposes of Section 12.19 and the other provisions of Article XII related thereto, Canadian Solar Inc., a Canadian corporation, have entered into a Purchase and Sale Agreement, dated as of February 3, 2015 (as may be amended from time to time, the “Purchase Agreement”), pursuant to which the Assignor agreed to sell, and the Assignee agreed to buy, all of the Assignor’s right, title and interest in and to the Company Interests free and clear of all Liens, other than Permitted Encumbrances.  The Company Interests constitute all of the right, title and interest of the Assignor as a member of the Company.

D.                                   Subject to the terms and the conditions of the Purchase Agreement, the Assignor wishes to assign to the Assignee, and the Assignee wishes to accept from the Assignor, all of the Assignor’s right, title and interest in and to the Company Interests free and clear of all Liens, other than Permitted Encumbrances.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:

AGREEMENT

1.                                      Assignment and Assumption.   The Assignor hereby transfers, assigns, conveys and delivers to the Assignee all of the Assignor’s right, title and interest in and to the Company Interests, free and clear of all Liens, other than Permitted Encumbrances, subject to and in accordance with the terms and conditions of the Purchase Agreement.  The Assignee hereby accepts all of the Assignor’s right, title and interest in and to the Company Interests free and clear of all Liens, other than Permitted Encumbrances.  The Assignee expressly agrees that, notwithstanding this Assignment, RE Rosamond One LLC, RE Rosamond Two LLC, RE Columbia LLC, RE Columbia Two LLC, RE Columbia 3 LLC, RE Rio Grande LLC, RE Great Lakes LLC, and RE Barren Ridge 1 LLC (collectively “Project Companies”) shall continue to perform all of their obligations under that certain Environmental Settlement Agreement, dated as of December 16, 2011, by and among Project Companies, RE Tehachapi Solar LLC, RE Tehachapi Solar 2 LLC, and Kern County Citizens for Responsible Solar, as modified by that certain Letter, dated as of January 27, 2014, by Project Companies and acknowledged and agreed by IBEW, Local 428, Kern County Citizens for Responsible Solar, California Union for Reliable Energy, Wesley Simpson, Don Shultz, and Ron Derbyshire.

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2.                                      Counterparts.  This Assignment Agreement may be executed in one or more counterparts, each of which shall constitute an original but all of which, taken together, shall constitute but one agreement.   Facsimile or PDF signatures shall be deemed original.

3.                                      Governing Law.  This Assignment Agreement, and any instrument or agreement required hereunder (to the extent not otherwise expressly provided for therein), shall be governed by, and construed under, the laws of the State of New York, without reference to conflicts of laws rules.

4.                                      Further Assurances.  Each of the parties hereto covenants and agrees, at its own expense, to execute and deliver such further documents and to perform such other acts as may be reasonably necessary or proper and usual to effect this Assignment Agreement.

5.                                      Amendments.  No provision of this Assignment Agreement may be amended, modified or waived except by written agreement duly executed by each of the parties.

6.                                      Headings.  The section headings used in this Assignment Agreement are for convenience of reference only and shall not be used or construed to define, interpret, expand or limit any provision hereof.

7.                                      Successors and Assigns.  This Assignment Agreement shall be binding upon and shall inure to the benefit of the parties and their respective personal representatives, heirs, successors and assigns.

8.                                      No Conflict.  This Assignment Agreement is being delivered pursuant to the Purchase Agreement and will be construed consistently with the Purchase Agreement.  This Assignment Agreement is not intended to, and does not, in any manner enhance, diminish or otherwise modify the rights and obligations of the parties under the Purchase Agreement.  To the extent that any provision of this Assignment Agreement conflicts or is inconsistent with the terms of the Purchase Agreement, the terms of the Purchase Agreement will govern.

[Signature page follows.]

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IN WITNESS WHEREOF, the parties have executed this Assignment Agreement as of the date first above written.

ASSIGNOR:

Sharp US Holding Inc.,
a Delaware corporation

By:
Name:
Title:

ASSIGNEE:

Canadian Solar Energy Acquisition Co.,
a Delaware corporation

By:
Name:
Title:

[Signature Page to Assignment and Assumption Agreement (Recurrent Energy, LLC)]

EXHIBIT C TO PURCHASE AND SALE AGREEMENT

INTERIM PERIOD WEEKLY REPORT

1.                               Weekly cash flow update with respect to the Company and the Company Subsidiaries.

2.                               A summary of Project changes as result of any Capital Committee or risk review meetings of the Company that have occurred.

Execution Version

SELLER PARENT’S DISCLOSURE SCHEDULE